UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Emergent BioSolutions Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 9, 2021
Dear Fellow Stockholders:
You are cordially invited to attend the Emergent BioSolutions Inc. 2021 annual meeting of stockholders to be held on May 20, 2021, at 9:00 a.m., Eastern Time. Due to the continuing public health impact of the coronavirus outbreak (COVID‑19) and to support the health and well‑being of our partners and stockholders, this year’s annual meeting will once again be a virtual meeting of stockholders, conducted via live audio webcast. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are included in the Notice of Internet Availability of Proxy Materials and proxy statement that follow. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/EBS2021, you must enter the 16‑digit control number which appears on your proxy card, voting instruction form or notice you will receive.
We hope you plan to attend the annual meeting. You may vote during the virtual annual meeting by following the instructions available on the meeting website. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in our proxy statement or the Notice of Internet Availability of Proxy Materials. Your proxy may be revoked at any time before it is exercised as explained in our proxy statement.
On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your support.

Sincerely,

Fuad El‑Hibri Executive Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT. PLEASE TAKE TIME TO VOTE AS PROMPTLY AS POSSIBLE.

EMERGENT BIOSOLUTIONS INC.
400 PROFESSIONAL DRIVE, SUITE 400
GAITHERSBURG, MARYLAND 20879
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 20, 2021
To Our Stockholders:
The 2021 Annual Meeting of Stockholders of Emergent BioSolutions Inc. will be held on May 20, 2021, at 9:00 a.m., Eastern Time. The safety of our stockholders is important to us, and given the continuing guidance by public health officials surrounding the coronavirus outbreak (COVID‑19) and group gatherings, this year’s annual meeting will once again be a “virtual meeting” of stockholders. You will be able to attend the annual meeting, vote, and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/EBS2021.
The annual meeting will be held for the following purposes:
1.    To elect three Class III directors to hold office for a term expiring at our 2024 annual meeting of stockholders, each to serve until their respective successors are duly elected and qualified;
2.    To ratify the appointment by the audit committee of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2021;
3.    To hold, on an advisory basis, a vote to approve executive compensation;
4.    To approve an amendment of our stock incentive plan; and
5.    To act upon any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.
As of the date of this notice, the company has received no notice of any matters, other than those set forth above, that may properly be presented at the 2021 annual meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the enclosed proxy card, or their duly constituted substitutes, will be deemed authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.
The Board of Directors recommends that you vote FOR the election of each of the Class III director nominees, and FOR Proposals 2, 3 and 4. The close of business on March 25, 2021 has been established as the record date for determining those stockholders entitled to receive notice of and to vote at the 2021 annual meeting or any adjournment or postponement thereof.
Your vote is very important. Please read the proxy statement and then, whether or not you expect to attend the annual meeting, and no matter how many shares you own, vote your shares as promptly as possible. You can vote by proxy over the internet, by telephone or by mail by following the instructions provided in the proxy statement and on the proxy card. Submitting your proxy now will help ensure a quorum and avoid additional proxy solicitation costs. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/EBS2021, you must enter the 16‑digit control number which appears on your proxy card, voting instruction form or notice you will receive. You may vote during the annual meeting by following the instructions available on the meeting website during the meeting. You may vote virtually at the annual meeting, even if you have previously submitted a proxy. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the annual meeting, you will need your unique control number that accompanies the instructions that the broker, bank or other nominee provides to you with the proxy materials. If you have any questions about voting your shares or attending the virtual annual meeting, please contact our Investor Relations department at (240) 631‑3200 or by email at investorrelations@ebsi.com.

You may revoke your proxy before the vote is taken by delivering to our Corporate Secretary a written revocation, submitting a proxy with a later date or by voting your shares virtually at the meeting, in which case your prior proxy will be disregarded.

By Order of the Board of Directors,

Atul Saran Executive Vice President, Corporate Development, General Counsel and Corporate Secretary
Gaithersburg, Maryland
April 9, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2021
The company’s proxy statement for the 2021 annual meeting of stockholders and annual report on Form 10‑K for the fiscal year ended December 31, 2020, are available at http://materials.proxyvote.com/29089Q.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE THE REPRESENTATION OF YOUR SHARES AT THE 2021 ANNUAL MEETING, PLEASE VOTE BY PROXY AS PROMPTLY AS POSSIBLE.

EMERGENT BIOSOLUTIONS INC.
400 Professional Drive, Suite 400
Gaithersburg, Maryland 20879

PROXY STATEMENT 2021 Annual Meeting of Stockholders

This proxy statement and the accompanying proxy card are being furnished to you by the Board of Directors of Emergent BioSolutions Inc. (the “Board” or “Board of Directors”) to solicit your proxy to vote your shares at our 2021 annual meeting of stockholders and at any adjournment or postponement of the meeting. The annual meeting will be conducted in virtual format via live audio webcast on May 20, 2021, at 9:00 a.m. Eastern Time. Stockholders can attend the meeting via the internet at www.virtualshareholdermeeting.com/EBS2021.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why am I receiving this proxy statement?
You are receiving this proxy statement from us because you owned shares of the company’s common stock as of March 25, 2021, the record date for the annual meeting. The Board has made these materials available to you in connection with the Board’s solicitation of proxies for use at our annual meeting.
This proxy statement describes matters on which you may vote and provides you with other important information so that you can make informed decisions. You are requested to vote on each of the proposals described in this proxy statement and are invited to attend the annual meeting.
What does it mean to vote by proxy?
It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting. When you submit your proxy by internet, by telephone or by mail, you appoint each of Robert Kramer, our president and chief executive officer, Richard Lindahl, our executive vice president, chief financial officer and treasurer, and Atul Saran, our executive vice president, corporate development, general counsel and corporate secretary, or their respective substitutes or nominees, as your representatives — your “proxies” — at the meeting to vote your shares in accordance with your instructions. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as the Board recommends, and may vote in their discretion with respect to any other matters properly presented at the annual meeting.
Who is entitled to vote at the annual meeting?
Holders of the company’s common stock as of the close of business on the record date, March 25, 2021, may vote by proxy or virtually at the annual meeting. As of the close of business on March 25, 2021, there were 53,576,925 shares of the company’s common stock outstanding and entitled to vote and held by 19 holders of record. The common stock is the only authorized voting security of the company, and each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What are the matters to be voted on and what is the Board’s recommendation and the applicable voting standard?

Proposal		Voting Choices and Board Recommendation	Voting Standard	Effect of Abstentions	Effect of Broker Non‑Votes
1.	Election of Directors
• Vote in favor of all or specific nominees;

• Vote against all or specific nominees; or

• Abstain from voting with respect to all or specific nominees.

The Board recommends a vote FOR each of the director nominees.
			Plurality of votes cast (the nominees who receive the most votes will be the nominees elected by stockholders)	None	None
2.	Ratification of the appointment of Ernst & Young LLP as the company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2021
• Vote in favor of the ratification;

• Vote against the ratification; or

• Abstain from voting on the ratification.

The Board recommends a vote FOR the ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm.
			Majority of votes cast	None	Not applicable
3.	Advisory vote to approve executive compensation	• Vote in favor of the proposal; • Vote against the proposal; or • Abstain from voting on the proposal. The Board recommends a vote FOR the advisory vote to approve executive compensation.	Majority of votes cast	None	None
4.	Approval of an amendment of our stock incentive plan	• Vote in favor of the amendment; • Vote against the amendment; or • Abstain from voting on the amendment. The Board recommends a vote FOR the approval of an amendment of our stock incentive plan.	Majority of votes cast	Vote against the amendment	None
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
You may own shares of the company’s common stock in two different ways:
•    Record Ownership. If your stock is represented by one or more stock certificates registered in your name or if you have a Direct Registration System account in your name evidencing shares held in book‑entry form, then you have a stockholder account with our transfer agent, Broadridge Financial Solutions, Inc., and you are a “stockholder of record.”
•    Beneficial Ownership. If your shares are held in a brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.
How do I vote my shares?
If you are a stockholder of record, you may vote your shares:

By Internet.
Before The Meeting ‑ Go to www.proxyvote.com.
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting ‑ Go to www.virtualshareholdermeeting.com/EBS2021.
You may attend the meeting via the internet and vote during the virtual meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

By Telephone. To vote by phone, call 1‑800‑690‑6903 (toll‑free from the U.S. and Canada). Use any touch‑tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2021. Have your proxy card in hand when you call and then follow the instructions. If you vote by telephone, please do not mail in a proxy card.

By Mail. If you received your proxy materials by mail, you may vote by completing, signing and returning your proxy card. If you vote by mail, please mark, sign and date your proxy card and return it in the enclosed postage‑paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

You will need to follow the instructions when using any of these methods to make sure your shares will be voted at the annual meeting. We encourage you to vote by telephone or over the internet or by mail by completing your proxy card, even if you plan to attend the virtual annual meeting.
If you hold shares in street name through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provides to you with the proxy materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and over the internet. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the annual meeting, you will need your unique control number which appears on the instructions that accompanied the proxy materials. In any case, voting in advance by phone, internet or mail or through your broker, bank or other nominee will not prevent you from voting at the virtual annual meeting. If you have any questions about voting your shares or attending the virtual annual meeting, please contact our Investor Relations department at (240) 631‑3200 or by email at investorrelations@ebsi.com.

If I hold shares in street name by my broker, will my broker automatically vote my shares for me?

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the New York Stock Exchange (the “NYSE”). These rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non‑routine,” banks and brokers may not vote shares without your instruction.
What is a “broker non‑vote” and how would it affect the vote?
Shares that banks and brokers are not authorized to vote are referred to as “broker non‑votes.” The ratification of the company’s independent registered public accounting firm is considered a routine matter. Accordingly, banks and brokers may vote shares on this proposal without your instructions, and there will be no broker non‑votes with respect to this proposal.
All other proposals are considered to be non‑routine, and banks and brokers therefore cannot vote shares on those proposals without your instructions. Please note that if you want your vote to be counted on those proposals, including the election of directors, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.
Broker non‑votes will be counted for purposes of establishing a quorum but will not affect the outcome of the vote on any proposal.
What does it mean if I receive more than one proxy card from the company?
It means that you have more than one account for your shares. Please vote by internet or telephone using each of the identification numbers, or complete and mail all proxy cards to ensure that all of your shares are voted.

What is “householding” and how does it affect me?
The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or proxy statement and annual report addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address generally will receive only one copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written or oral request to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879; Telephone: (240) 631‑3200, Email: investorrelations@ebsi.com. Eligible stockholders of record receiving multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report can request householding by contacting us in the same manner.
If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report or you can request householding by notifying your broker, bank or other nominee.
How do I attend the annual meeting? When and where will the annual meeting be held?
The annual meeting will be held on May 20, 2021. This year, we will be once again hosting the annual meeting live via the internet. You will not be able to attend the annual meeting in person. Any stockholder can listen to and participate in the annual meeting live via the internet at www.virtualshareholdermeeting.com/EBS2021. To participate in the virtual annual meeting, you will need the 16‑digit control number which appears on your proxy card, voting instruction form or notice you will receive. The annual meeting webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the annual meeting webcast prior to the start time. Online check‑in will begin, and stockholders may begin submitting written questions, at 8:45 a.m., Eastern Time, and you should allow ample time for the check‑in procedures. If you do not have a control number, you may attend as a guest (non‑stockholder), but will not have the option to vote your shares at the virtual meeting.
What if during the check‑in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check‑in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
Why are we holding the annual meeting virtually?
As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the annual meeting, and in light of the novel coronavirus disease pandemic (COVID‑19), we believe that hosting a virtual annual meeting is in our best interest and the best interest of our stockholders and enables increased stockholder attendance and participation during a time when many travel and other restrictions are in place that may limit attendance. Furthermore, we have determined that hosting a virtual annual meeting of stockholders will provide expanded access, improved communication, and cost savings. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate from any location around the world. We intend that the virtual meeting format will provide stockholders a similar level of transparency to the traditional in‑person meeting format and we will take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual annual meeting as they would at an in‑person annual meeting of stockholders. Our virtual annual meeting allows stockholders to submit questions and comments before and during the annual meeting. After the annual meeting, we will be answering stockholder questions that comply with the rules of conduct for the annual meeting; which will be posted on the virtual annual meeting web portal. To the extent time does not allow us to answer all of the appropriately submitted questions, we will answer them in writing on the company’s website at www.emergentbiosolutions.com under the section “Investors,” soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

How can I change my vote or revoke my proxy?
If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:
•    Giving notice of revocation to our Corporate Secretary, at Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879 (by mail or overnight delivery);
•    Executing and delivering to our Corporate Secretary, at the address noted above, a proxy card relating to the same shares bearing a later date;
•    Voting by the internet or telephone prior to the time the voting facilities close (your latest internet or telephone vote will be counted); or
•    Logging onto and voting at the virtual annual meeting.
If you decide to revoke or change your vote other than by voting at the annual meeting, we must receive the notice of revocation or new vote by 11:59 p.m., Eastern Time, on Wednesday May 19, 2021, the date prior to the date of the annual meeting.
If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke or change your vote. The revocation or change must be made by the broker, bank or other nominee before the annual meeting.
What is the “quorum” for the annual meeting and what happens if a quorum is not present?
In order to conduct business at the annual meeting, the holders of at least a majority of the total number of shares of the company’s common stock issued and outstanding and entitled to vote as of the March 25, 2021 record date, or 26,788, 463 shares, must be present in person or represented by proxy. This requirement is called a “quorum.” If you vote by internet or by telephone, or submit a properly executed proxy card, your shares will be included for purposes of determining the existence of a quorum. Proxies marked “abstain” and “broker non‑votes” also will be counted in determining the presence of a quorum. If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the annual meeting may be adjourned to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.
What is an “abstention” and how would it affect the vote?
An “abstention” occurs when a stockholder submits a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. As a general matter, an abstention with respect to the election of directors is neither a vote cast “for” a nominee nor a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Because an abstention is generally not considered to be a vote “cast” for a particular matter, it will have no effect on the ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm or the advisory vote on the compensation of our named executive officers or the vote on the amendment of our stock incentive plan.
Does the company offer an opportunity to receive future proxy materials electronically?
Yes. If you vote on the internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce our printing and postage costs, as well as the number of paper documents you will receive.
If you are a stockholder of record, you may enroll in this service at the time you vote your proxy or at any time after the annual meeting and can read additional information about this option and request electronic delivery by going to www.proxyvote.com. If you hold shares in street name, please contact your broker, bank or other nominee to enroll for electronic proxy delivery.

Who will conduct the proxy solicitation and who will bear the cost?
The costs of soliciting proxies will be borne by us. The solicitation is being made primarily through the mail and electronic mail, but our directors, officers and employees may also engage in the solicitation of proxies in person, by telephone, electronic transmission or by other means. No compensation will be paid by us in connection with the solicitation of proxies, except that we may reimburse brokers, banks, custodians, nominees and other record holders for their reasonable out‑of‑pocket expenses in forwarding proxy materials to beneficial owners.
Who will count the votes?
Broadridge Financial Solutions, Inc. will tabulate the votes cast by internet, telephone and mail. Brian Millard, our Senior Vice President, Finance & Corporate Controller, will tabulate any votes cast at the annual meeting and will act as inspector of election to certify the results.
Where can I find the voting results of the meeting?
We will publish the voting results in a Form 8‑K filed with the SEC within four business days after the annual meeting. You can read or print a copy of that report by going to either the company’s website at www.emergentbiosolutions.com under the section “Investors — SEC Filings” or the SEC’s website at www.sec.gov.
Will a list of stockholders entitled to vote at the annual meeting be available?
A list of stockholders of record as of March 25, 2021, the record date, will be available for inspection by stockholders for any purpose germane to the annual meeting during normal business hours from May 10, 2021 to May 19, 2021, at our corporate headquarters at 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. This list will also be available during the virtual annual meeting for examination by any stockholder at www.virtualshareholdermeeting.com/EBS2021.
SUSTAINABILITY AND CORPORATE SOCIAL RESPONSIBILITY
Sustainability

We aspire to be a company that prioritizes and responds to the challenges of sustainability and that also addresses various aspects of the environmental, social, and governance (“ESG”) imperatives that many of our stockholders, partners, suppliers, employees, customers and other stakeholders consider important. Our mission - to protect and enhance life - positions us to be an active player in the ESG discourse. We strive to: (a) appreciate and amplify the positive social impact of our operations, (b) design effective human capital management policies and (c) maximize our environmental stewardship.

We believe our mission together with our core values of “Stand Shoulder to Shoulder (no matter what),” “Own It Always,” “Break Through Thinking” and “Compete Where It Counts,” enables our commitment to sustainability. We strive to achieve durable business excellence by making the right decisions with integrity in ESG stewardship, corporate responsibility and ethics to protect and enhance the interests of our stakeholders.

In late 2020, we initiated a comprehensive enterprise-wide project to evaluate our ESG profile. As part of this effort, we plan to engage both internal and external stakeholders in ESG-specific conversations, identify priority ESG-related objectives and issue our inaugural sustainability report by the end of 2021. We expect that the sustainability report will enhance our disclosure to stakeholders on this important topic. Longer-term, it is our intent to reassess our progress annually and ensure alignment with our corporate strategic planning process.

Focus on ESG Materiality

We have identified three key ESG frameworks that will help guide our assessment. These are: (i) the Sustainability Accounting Standards Board (the “SASB”), focused on the Healthcare – Biotechnology and Pharmaceuticals industries; (ii) the recommendations of the Taskforce on Climate-related Financial Disclosure; and (iii) the United Nation’s Sustainable Development Goals. Of the three frameworks, we have determined that the SASB standards provide guidelines on key sustainability issues most appropriately and directly impacting the operational performance and financial conditions of our company.

For instance, the SASB Healthcare - Biotechnology and Pharmaceuticals standards seek information from companies about sustainability efforts addressing qualitative factors such as the safety of clinical trial participants, drug safety profiles, access to medicines and affordability, ethical marketing, supply chain management and human capital management addressing employee recruitment, development and retention. Quantitative factors such as the number of patients and lives protected and the number of marketed drugs and pipeline candidates in our portfolio can also be incorporated.

Utilizing these frameworks, we are identifying our material and priority ESG matrix items. We believe our societal impact is significant, especially considering the critical role our company is currently playing in the national responses to two major public health threats: COVID-19 and the opioid overdose crisis. Our company has been at the forefront of the response to COVID-19 as both a critical vaccine manufacturing partner for key collaborators who developed COVID-19 vaccines, and as an organization advancing a COVID-19 therapeutic option, COVID-Human Immune Globulin (“COVID-HIG”). Our company also continues to play a critical role in providing access and affordability to a life-saving device, NARCAN® Nasal Spray (naloxone HCI), that is used to reverse overdose caused by opioids, a declared national emergency in the United States.

Following our initial maturity assessment and identification of prioritized opportunities, we expect, after consultation with our executive management, to bring to our Board of Directors a proposal for its consideration on identifying our ESG priorities and action items to form the basis of our next steps. Our Board of Directors is expected to take an active role in providing oversight and governance control in our implementation and disclosure related to the ESG project.

Our COVID-19 Response

In November 2019, we articulated our long-term strategy to expand and build scalable leadership positions in current and new public health markets as well as to invest in capabilities, innovation and operational excellence. The unprecedented public health crisis catalyzed by the COVID-19 global pandemic put the resiliency of our strategy to the test, and we are proud to collaborate with the federal government, regulators, researchers, nonprofits and healthcare innovators to assist with the solutions to address COVID-19.

We are deploying our molecule-to-market contract development and manufacturing (“CDMO”) capabilities, capacities and expertise to help governments, non-government organizations and pharmaceutical/biotechnology partners advance their COVID-19 programs. We have engaged in nine collaborations to develop and manufacture COVID-19 vaccine and therapeutic candidates. For the COVID-19 response, our integrated CDMO network provides development services from our Gaithersburg facility, drug substance manufacturing at our Baltimore Bayview facility, and drug product manufacturing at our Baltimore Camden, Rockville, and Winnipeg facilities.

In addition, we are developing COVID-HIG as a potential treatment for COVID-19 outpatients at high risk of progression to severe disease.

The global pandemic also brought our employees’ safety and well-being into particular focus throughout 2020. In response, we adjusted our operations to ensure that only operation-critical development and manufacturing employees worked on-site, and we transitioned all other employees to remote work, providing productivity and collaboration tools and resources for them.

For our on-site employees, increased attention was focused on their health and safety. We provided them with personal protective equipment and implemented new safety protocols, including re-engineered workplace designs that facilitate physical distancing, temperature screening and access to COVID-19 testing. Frequency and methods of communication between management and employees were increased with regular all-hands virtual meetings to discuss what we were doing as a company to combat COVID-19 in conjunction with our U.S. government and private sector partners, and what we were doing to protect our workers.

In addition, we enhanced and promoted programs to support our employees’ physical and mental well-being. For example, in 2020 we provided supplemental paid time off to employees who were unable to work due to COVID-19 symptoms or diagnosis, or who needed to address family COVID issues. We arranged and paid for COVID-19 tests for employees who work on-site. We also partnered with a leading provider of online mental health support and counseling to maintain and expand our employees’ access to offered mental health resources.

Diversity and Inclusion

Diversity and inclusion are an integral part of our culture, whether that is for our Board of Directors or our entire employee base. Our corporate governance guidelines state that it is a goal of the Board to strive for diversity in the composition of the membership of the Board. We broadly define diversity and consider different attributes, such as gender, ethnicity, race, national origin, age, disability, veteran status, sexual orientation, and other characteristics as important aspects of diversity to ensure effective corporate governance and risk oversight. Of the current ten members of our Board of

Directors, and with respect to key diversity metrics, including gender, racial and ethnic data, we have two directors who identify themselves as women and two directors who identify themselves as African American.

We are also committed to attracting, developing and retaining the best diverse employee talent. Diversity fuels our business growth. It drives innovation in the products and services we develop, in the way we solve problems and in the way we serve the needs of an increasingly global and diverse customer and partner base. We recognize the value that diversity contributes to our global organization and the competitive advantage we can maintain by having a broad range of talents, perspectives and ideas with a commitment to continuously improving our business.

Human Capital

One of the five core objectives of our current 2020-2024 strategic plan is to evolve the culture of our organization consistent with our strategic objectives and our values. We strive to create an environment that is professionally and personally rewarding by offering challenging work and projects for individual and team contribution and opportunities for professional and personal development. Another core objective of our current strategic plan is to build scalable capabilities. This objective includes continuing to invest in growing and developing leadership, innovation and engagement at all levels of our workforce. For additional information about our Human Capital management approach, we refer you to our Annual Report on Form 10-K for the fiscal year ended on December 31, 2020.

Community Involvement

Our mission -- to protect and enhance life -- applies not only to the products and services that we deliver, but also to how we serve the communities in which we live and work. Employees across the globe have volunteered nearly 45,000 hours since 2013, supporting causes that align with our focus areas of advancing public health, educating tomorrow’s scientific leaders and protecting those who protect us. Throughout several cities in North America and Europe, we have developed philanthropic programs to strengthen relationships with local nonprofits and encourage employees to give back to the community. In 2012, we established eGIVE — Give, Invest, Volunteer in the communities in which we operate. Through eGIVE, employee-led teams are activated to direct donations to nonprofits and to organize volunteer activities in regions such as Baltimore, Maryland; San Diego, California; Philadelphia, Pennsylvania; Montgomery County, Maryland; Washington, D.C.; Lansing, Michigan; Canton, Massachusetts; Winnipeg, Manitoba, Canada; Bern, Switzerland; and Dublin, Ireland. Our eGIVE program enables every employee to bring their skills, their passion and their energy to building healthier and safer communities. Each employee has the ability to request matching grants for charitable donations they have made personally.

Environmental Responsibility

We continually work to safeguard the environment and health of the communities in which we live and work. All of our facilities are closely managed with the intent to ensure appropriate practices and standards are applied to meet regulatory commitments and minimize our carbon footprint and impact on the environment. We include environmental sustainability as a consideration when maintaining and improving the infrastructure within our network of facilities, and as we plan for site expansion and construction of new buildings.

Next Steps

By year end, we look forward to sharing our sustainability report that will outline our key priorities and action items. We also plan to expand our website to include a page devoted to these topics.

CORPORATE GOVERNANCE
Composition of the Board of Directors
Our by-laws provide that the number of directors shall be fixed from time to time by the Board. The Board has established the number of directors at ten. The Board is divided into three classes, with one class being elected each year and members of each class serving for staggered three-year terms. Jerome Hauer, Ph.D., Robert Kramer, and Dr. Sue Bailey are Class III directors with terms expiring at the 2021 annual meeting. Fuad El-Hibri, Ronald Richard and Kathryn Zoon, Ph.D., are Class I directors with terms expiring at the 2022 annual meeting. Zsolt Harsanyi, Ph.D., General George Joulwan, Louis Sullivan, M.D. and Marvin White are currently Class II directors with terms expiring at the 2023 annual meeting. For more information regarding the members of our Board, please see “Directors and Nominees” beginning on page 19.
Rebalancing of the Board of Directors
Dr. Sue Bailey is a Class III director through the date of the annual meeting and has informed the company that she will not stand for reelection. After Dr. Bailey’s retirement as a Class III director at the annual meeting, the distribution of directors among the classes would have been as follows: Class I: three directors; Class II: four directors; and Class III: two directors. Accordingly, in order to avoid such an imbalance of the class distribution in the Board of Directors, on March 18, 2021, the Board of Directors determined to reclassify Marvin White as a Class III director effective as of the date of the 2021 annual meeting. Mr. White, who was appointed by the Board of Directors to fill a vacancy on the board (effective October 1, 2020), was never previously presented for approval by the stockholders. Therefore, he is being presented for stockholder approval as a proposed Class III director.
General
Our Board believes that good corporate governance is important to ensure that the company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines and code of conduct and business ethics are available on our website at www.emergentbiosolutions.com under “Investors — Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879.
Corporate Governance Guidelines
We are strongly committed to the highest standards of ethical conduct and corporate governance. These standards are consistent with our corporate culture. We understand that adhering to sound principles of corporate governance is critical to earning and maintaining the trust of our customers, employees and shareholders. Accordingly, our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the company and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include the following:
•     The Board’s principal responsibility is to oversee the management of the company;
•     A majority of the members of the Board shall be independent directors;
•     The independent directors shall meet regularly in executive session;
•     Directors shall have full and free access to management and, as necessary and appropriate, independent advisors;
•     New directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•     At least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.
Board Independence
Under applicable NYSE rules, a director will qualify as “independent” only if our Board affirmatively determines that such director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our Board has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with us if our Board determines that such director is independent under Section 303A.02(b) of the NYSE Listed Company Manual, even if such director:
• Is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company's indebtedness to the other is more than 1% of the total consolidated assets of the company with which such director serves as an executive officer; or

• Serves as an officer, director or trustee of a tax-exempt organization to which we make contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization's consolidated gross revenues. Our matching of employee charitable contributions would not be included in the amount of our contributions for this purpose.
In addition, ownership of a significant amount of our stock, by itself (as under NYSE listing standards), does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our Board who are independent.
Our Board has determined that Dr. Bailey, Dr. Harsanyi, Dr. Hauer, General Joulwan, Mr. Richard, Dr. Sullivan and Dr. Zoon meet the foregoing standards, that none of these directors has a material relationship with us and that each of these directors is “independent” as determined under Section 303A.02 of the NYSE Listed Company Manual (the “NYSE Rule”). In addition, assuming no transactions trigger the application of the NYSE Rule and that other facts and circumstances have not changed, we believe Mr. White will be deemed to be independent under the NYSE Rule beginning January 1, 2022.
Meetings and Attendance
In 2020, our Board met seven times and the standing committees of the Board met 22 times in aggregate. During 2020, no director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of which the director was a member during 2020.
Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All members of our Board at the time of the 2020 annual meeting of stockholders attended the meeting.
The Board's Role in Risk Oversight
Our Board is actively engaged in the oversight of risks we face and consideration of the appropriate responses to those risks. The audit committee of our Board periodically discusses risk management, including guidelines and policies to govern the process by which our exposure to risk is handled, with our senior management. The audit committee also reviews and comments on a periodic risk assessment performed by management. After the audit committee performs its review and comment function, it reports any significant findings to our Board. The Board is responsible for the oversight of our risk management programs and, in performing this function, receives periodic risk assessment and mitigation initiatives for information and approval as necessary.
The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the compensation committee considers the risks associated with our compensation policies and practices for both executive compensation and compensation generally.
Board Committees
Our Board has established five standing committees — audit, compensation, nominating and corporate governance, scientific review and strategic operations — each of which operates under a written charter that has been approved by our Board. Current copies of each committee’s charter are available on our website at www.emergentbiosolutions.com under “Investors — Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879.
Our Board has determined that all of the current members of each of the audit, compensation and nominating and corporate governance committees are independent as defined under the rules of the NYSE.

			COMMITTEE MEMBERSHIPS

Name	Class	Term Expires	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Review Committee	Strategic Operations Committee

Fuad El-Hibri Executive Chairman	I	2022

Robert Kramer	III	2021

Dr. Sue Bailey	III	2021

Zsolt Harsanyi, Ph.D.	II	2023

Jerome Hauer, Ph.D.	III	2021

General George Joulwan	II	2023

Marvin White	II	2023

Ronald Richard Lead Independent Director	I	2022

Louis Sullivan, M.D.	II	2023

Kathryn Zoon, Ph.D.	I	2022

Committee Chairperson	Committee Member
Audit Committee
The audit committee’s responsibilities include:
•Appointing, evaluating, approving the compensation of and assessing the independence of our Independent Registered Public Accounting Firm;
•Overseeing the work of our Independent Registered Public Accounting Firm, including through the receipt and consideration of reports from our Independent Registered Public Accounting Firm;
•Reviewing and discussing with management and the Independent Registered Public Accounting Firm our annual and quarterly financial statements and related disclosures;
•Reviewing the type and presentation of information to be disclosed in the company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;
•Monitoring our internal control over financial reporting and disclosure controls and procedures;
•Providing assistance to the Board of Directors in the oversight of our risk management function and ethics and compliance program, including our Code of Conduct and Business Ethics;
•Providing assistance to the Board of Directors in the oversight of our internal audit function;
•Overseeing and monitoring the company’s cyber and information security risks and reviewing periodic updates from company management on the company’s policies, processes and significant developments related to the identification, mitigation and remediation of cybersecurity risks;
•Assisting the Board of Directors in overseeing our compliance with legal and regulatory requirements and internal policies and procedures;
•Periodically discussing our risk management policies, and reviewing and commenting on an initial risk assessment by management;

•Establishing policies regarding hiring employees from our Independent Registered Public Accounting Firm and procedures for the receipt and retention of accounting-related complaints and concerns;
•Meeting independently with our internal auditing staff, ethics and compliance lead, Independent Registered Public Accounting Firm and management;
•Reviewing and approving or ratifying any related person transactions;
•Evaluating, in coordination with the compensation committee, the company’s senior financial and ethics and compliance management, including the chief financial officer, chief ethics and compliance officer and head of internal audit; and
•Preparing the audit committee report required by SEC rules, which is included on page 24 of this proxy statement.
The members of our audit committee are Dr. Harsanyi, General Joulwan, Mr. Richard and Dr. Sullivan. Dr. Harsanyi is the chairperson of this committee. Our Board has determined that each of the current members of the committee is “independent” in accordance with NYSE listing standards, meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and is financially literate. Dr. Harsanyi has been designated as the “audit committee financial expert.” Our audit committee met seven times during 2020.
Compensation Committee
The compensation committee's responsibilities include:
•Annually reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;
•Determining the compensation of our chief executive officer and executive chairman;
•Reviewing and approving the compensation of our other named executive officers;
•Overseeing the evaluation of our senior executives;
•Overseeing and administering our cash and equity incentive plans and employee stock purchase plan;
•Reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 30 of this proxy statement; and
•Preparing the compensation committee report required by SEC rules, which is included on page 50 of this proxy statement.
The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under “Executive Compensation — Executive Compensation Processes.”
The members of our compensation committee are Dr. Bailey, Dr. Hauer, General Joulwan and Dr. Sullivan. Dr. Sullivan is the chairperson of this committee. Our Board has determined that each of the members of the committee is “independent” in accordance with NYSE listing standards. Our compensation committee met seven times during 2020.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee’s responsibilities include:
•Identifying individuals qualified to become members of the Board of Directors;
•Recommending to the Board of Directors the persons to be nominated for election as directors and appointed to each of the Board’s committees;
•Reviewing and making recommendations to our Board of Directors with respect to director compensation;
•Reviewing and making recommendations to the Board of Directors with respect to management succession planning;
•Developing and recommending to the Board of Directors our corporate governance guidelines;
•Overseeing director education activities; and
•Overseeing an annual evaluation of the Board of Directors.
The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates and in making recommendations regarding director compensation are described below under the headings “Director Nomination Process” and “Director Compensation,” respectively.

The members of our nominating and corporate governance committee are Dr. Bailey, General Joulwan, Mr. Richard, Dr. Sullivan and Dr. Zoon. Mr. Richard is the chairperson of this committee and also serves as our lead independent director. Our Board has determined that each of the members of the committee is “independent” in accordance with NYSE listing standards. Our nominating and corporate governance committee met three times during 2020.
Scientific Review Committee
The scientific review committee’s responsibilities include:
•Providing scientific advice and guidance to the Board of Directors regarding decisions related to existing products and technology platforms;
•Reviewing and advising the Board of Directors regarding the priorities with respect to our research and development portfolio to ensure alignment with corporate strategy; and
•Providing advice and guidance to the Board of Directors with respect to proposed acquisitions, in-licensing, collaborations and alliances.
The members of our scientific review committee are Dr. Bailey, Dr. Harsanyi, Dr. Hauer, Mr. White and Dr. Zoon. Dr. Hauer is the chairperson of this committee. Our scientific review committee met two times during 2020.
Strategic Operations Committee
The strategic operations committee’s responsibilities include evaluating and making recommendations to the Board with respect to:
•Our mission, core strategy, strategic plan objectives/success criteria, and the strategic processes;
•Material acquisition and disposition opportunities;
•Material litigation and disputes;
•Our financial plans and programs and capital structure;
•Our corporate investment policies; and
•Our activities on corporate reputation.
The strategic operations committee is also responsible for reviewing, evaluating and approving:
•Our foreign exchange policy;
•Our decisions to enter into swaps; and
•Our interest rate risk management policy.
The members of the strategic operations committee are Mr. El-Hibri, Dr. Harsanyi, Dr. Hauer, Mr. Kramer, Mr. Richard, Mr. White and Dr. Zoon. Mr. El-Hibri is the chairperson of this committee. Our strategic operations committee met three times during 2020.
Director Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our Board, management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board.
In considering whether to recommend any particular candidate for inclusion in the Board's slate of director nominees, our nominating and corporate governance committee considers the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders, as well as the needs of the Board for a specific skill set or experience. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. The nominating and corporate governance committee does not have a formal policy with respect to diversity, but believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Additionally, as previously noted, our corporate governance guidelines state that it is a goal of the Board to strive for diversity in the composition of the membership of the Board.
Stockholders may recommend to our nominating and corporate governance committee individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. Assuming that appropriate biographical and background material has been provided on a timely basis, in accordance with the procedures described under the heading “Additional Matters — Stockholder Proposals for the 2022 Annual Meeting,” the nominating and corporate governance committee will evaluate candidates recommended by stockholders by following the same process, and applying the same criteria, as it follows for candidates submitted by others.
Skills / Attributes Composition

We believe our directors possess the skills and attributes necessary to meet our current and future business needs. The Board annually assesses the mix of skills, attributes and experience of the directors.

Core Attributes for all Board Members

•High level of integrity and character;
•Demonstrated track record of success;
•Advanced degree in science or other relevant discipline; and
•A commitment to contribute the time necessary for active involvement.
Below is a summary of the broader skills possessed by our board members, in the areas of finance/accounting and corporate governance as well as specialized industry expertise.

Finance and Accounting

Financial Expertise; Risk Management/Internal Controls; Investment Banking and Mergers and Acquisitions. A significant number of our directors possess financial expertise (a critical understanding of accounting and financial reporting). A majority of our directors possess experience with risk management/internal controls (for assessing and managing key company risks and their potential impact on compliance, including but not limited to cybersecurity and data control, regulatory compliance and financial risk management). More than half of our directors have indicated possessing skills in investment banking and mergers and acquisitions (the planning of mergers and acquisitions and other strategic opportunities, capital market transactions and debt financing).

Corporate Governance

Governance Oversight and Executive Compensation. All of our directors have corporate governance skills, with vast experience in governance oversight relationships at public companies, including experience with succession planning and building relationships between Board members and senior management and corporate responsibility initiatives. Many have experience as divisional or functional leaders within a complex organization. With respect to executive compensation skills, our directors are experienced in managing a compensation function and/or implementing a program designed to compensate for executive job performance, including knowledge of broad-based performance and incentive planning and measuring.

Specialized Experience

Pharma/Biotech; Medicine/Science; Government (Health, Defense, Intelligence, Security). Most of our directors have experience in healthcare and scientific research and many have diverse backgrounds in the development and licensing of innovative pharmaceutical countermeasures, vaccines and therapeutics. A significant number of our directors held appointed positions in federal, state and international government agencies, providing them with extensive knowledge of government relations and regulatory pathways in highly regulated industries. Our Board includes several members with a background in oversight of government defense mechanisms, public health preparedness and political affairs.

Sales/Marketing/Distribution/International Business. Our Board includes several members with a working knowledge of expansion strategies for product growth, regulatory interfacing, marketing and branding. Their backgrounds involve, among other things, exposure to growth markets and economies outside of the United States, including oversight of interactions with government agencies, global health trends and regulatory pathways of international operations (e.g., tech transfer).

Investor/Public Relations. Nearly all of our directors have experience with investor/public relations, enabling them to recognize the alignment between company strategic decision-making and investor relationships and an understanding of investor perception, shareholder activism and public relations.
Governance Structure and Lead Director
Our Board previously determined to separate the positions of chief executive officer and board chairman, appointing Fuad El-Hibri (former chief executive officer and board chairman) as executive chairman of the Board. The Board believes this separate governance structure is optimal because it enables the president and chief executive officer to focus his entire energy on running the company while affording us the benefits of continued leadership and other contributions from Mr. El-Hibri, including advising on the strategic direction of the company, collaborating on acquisitions and presiding over meetings of the Board.
Our corporate governance guidelines provide that in the event the chairman of our Board of Directors is not an independent director, a majority of the Board's independent directors may appoint an independent director, who has been nominated by the nominating and corporate governance committee, to serve as lead director. Because Mr. El-Hibri is not an independent director, our independent directors, based on the recommendation of the nominating and corporate governance committee, re-appointed Mr. Richard as the lead director in May 2019. As lead director, Mr. Richard serves as the presiding director at all executive sessions of our non-management or independent directors, facilitates communications between Mr. El-Hibri and other members of the Board, determines the need for special meetings of the Board and consults with Mr. El-Hibri on matters relating to corporate governance and Board performance.
Communicating with the Board of Directors
Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. The lead director, with the assistance of our corporate secretary is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as the lead director considers appropriate.
Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.
Stockholders and other interested parties who wish to send communications on any topic to our Board of Directors, lead director or independent directors as a group should address such communications to the Board of Directors, Lead Director or Independent Directors, as applicable, c/o Corporate Secretary, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. At the direction of the Board, the corporate secretary will review all such correspondence and forward to the Board, lead director or independent directors a summary and/or copies of any such correspondence that deals with the functions of the Board or its committees or that he or she otherwise determines requires their attention.

STOCK OWNERSHIP INFORMATION
The following table sets forth information regarding the beneficial ownership of our common stock as of March 25, 2021, by (1) each of our directors and director nominees, (2) each named executive officer, (3) all of our executive officers and directors as a group and (4) each stockholder known by us to beneficially own 5% or more of our outstanding common stock. There were 53,576,925 shares of our common stock outstanding on March 25, 2021.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Non-Employee Directors and Director Nominees
Dr. Sue Bailey	16,151	4,484	20,635	*
Zsolt Harsanyi, Ph.D.	16,303	4,484	20,787	*
Jerome Hauer, Ph.D.	1,912	4,484	6,396	*
George Joulwan	18,495	4,484	22,979	*
Ronald Richard	—	4,484	4,484	*
Louis Sullivan, M.D.	24,482	14,789	39,271	*
Marvin White	—	—	—
Kathryn Zoon, Ph.D.	4,213	4,484	8,697	*
Named Executive Officers
Fuad El-Hibri(3)	4,801,589	192,674	4,994,263	9.3%
Robert Kramer	89,443	99,765	189,208	*
Richard Lindahl	10,816	43,808	54,624	*
Adam Havey	14,433	21,122	35,555	*
Atul Saran	21,003	62,458	83,461	*
Other Executive Officers	22,462	75,074	97,536	*
All executive officers and directors as a group (15 persons)	5,041,302	536,594	5,577,896	10.4%
5% or greater stockholders
BlackRock, Inc.(4)	5,363,507	—	5,363,507	10.0%
Vanguard Group(5)	4,790,573	—	4,790,573	8.9%
Neuberger Berman entities(6)	3,211,349	—	3,211,349	6.0%

*    Represents beneficial ownership of less than 1% of common stock.
(1)    Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. The information set forth in the table above is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table above have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated, the address of each of the beneficial owners named in the table above is c/o Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. Percentage ownership calculations are based on 53,576,925 shares of common stock outstanding as of March 25, 2021.
(2)    Consists of shares of common stock subject to stock options exercisable as of, or within 60 days of March 25, 2021, and shares of common stock issuable under restricted stock unit (“RSU”) awards that vest within 60 days of March 25, 2021. Shares of common stock subject to stock options that are exercisable as of or within 60 days of March 25, 2021, and shares of common stock issuable under RSU awards that vest within 60 days of March 25, 2021 are deemed to be outstanding and beneficially owned by the person holding the option or RSU for the purpose of calculating the percentage ownership of that person, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.
(3)    Mr. El-Hibri has a beneficial ownership interest in 4,994,263 shares of our common stock through his vested restricted stock units and stock options (including restricted stock units and stock options vesting within 60 days of March 25, 2021), and shares held of record by Intervac, L.L.C. and BioVac, L.L.C., each of which Mr. El-Hibri serves as the general manager, which represent approximately 9.3% of our outstanding common stock. This amount also includes 628,678 shares pledged as collateral. In accordance with the rules and regulations of the SEC, Mr. El-Hibri’s beneficial ownership is deemed to consist of the following shares of our common stock:
•    2,140,463 shares held by Intervac, L.L.C.;
•    1,524,155 shares held by BioVac, L.L.C.;
•    1,136,971 shares held directly by Mr. El-Hibri; and
•    192,674 shares of common stock subject to stock options exercisable within 60 days of March 25, 2021.
For more information regarding beneficial ownership and voting of these shares, see “— Certain Stockholder Ownership” below.
(4)    Based on information provided in a Schedule 13G/A that was filed with the SEC on March 10, 2021, by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 5,363,507 shares of our common stock and has sole voting power with respect to 5,260,288 shares of our common stock and sole dispositive power with respect to 5,363,507 shares of our common stock as of December 31, 2020. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes shares beneficially owned by the following subsidiaries of BlackRock, Inc., none of which individually beneficially owns 5% or greater of the outstanding shares of our common stock: BlackRock Life Limited; BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, N.A; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., LTD; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) LTD; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; and BlackRock Fund Managers Ltd, except for BlackRock Fund Advisors, which owns 5% or greater of shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)    Based on information provided in a Schedule 13G/A that was filed with the SEC on February 10, 2021, by The Vanguard Group, Inc., The Vanguard Group, Inc. reported sole voting power with respect to 0 shares, sole dispositive power with respect to 4,649,275 shares, shared voting power with respect to 104,694 shares and shared dispositive power with respect to 141,298 shares of our common stock as of December 31, 2020. Aggregate beneficial ownership reported by The Vanguard Group, Inc. is on a consolidated basis and includes shares beneficially owned by the following wholly-owned subsidiaries of The Vanguard Group, Inc., none of which individually beneficially owns 5% or greater of the outstanding shares of our common stock: Vanguard Asset Management, Limited; Vanguard Fiduciary Trust Company; Vanguard Global Advisors, LLC; Vanguard Group (Ireland) Limited; Vanguard Investments Australia, Ltd.; Vanguard Investments Canada Inc.; Vanguard Investments Hong Kong Limited; and Vanguard Investments UK, Limited. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
.
(6)     Based on information provided in a Schedule 13G that was filed with the SEC on February 12, 2021, by Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC, Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC reported sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 3,182,496 shares and shared dispositive power with respect to 3,211,349 shares of our common stock as of December 31, 2020. The address of the Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC is 1290 Avenue of the Americas, New York, NY 10104.

Certain Stockholder Ownership
Mr. El-Hibri serves as the general manager of BioVac, L.L.C. and, accordingly, has the power to vote and dispose of all shares of our common stock held by BioVac, L.L.C. Mr. El-Hibri individually, and Mr. El-Hibri and his wife, as tenants by the entirety, hold 89.2% of the ownership interests in BioVac, L.L.C. Mr. El-Hibri disclaims beneficial ownership of these shares for purposes of Section 16 of the Exchange Act or otherwise, except to the extent of his pecuniary interest therein.

Mr. El-Hibri serves as the general manager of Intervac, L.L.C. and, accordingly, has the power to vote and dispose of all shares of our common stock held by Intervac, L.L.C. Mr. El-Hibri or his wife serve as the trustee of each of the members of Intervac, L.L.C.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and holders of more than 10% of our common stock file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. Subject to certain exceptions, the company undertakes to file Section 16 reports on behalf of its directors and executive officers, pursuant to a power of attorney granted to certain attorneys-in-fact at the company. Based solely on the company’s review of these reports and executive officer and director certifications, the company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal 2020.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
PROPOSAL 1 — ELECTION OF DIRECTORS
Background
At the annual meeting, stockholders will have an opportunity to vote for the election of Jerome Hauer, Ph.D., Robert Kramer and Marvin White, as Class III directors, following the recommendation of the nominating and corporate governance committee. Dr. Sue Bailey is a Class III director through the date of the annual meeting and will not stand for reelection.
The company’s bylaws provide for the election of directors by a plurality of the votes cast by the stockholders at the annual meeting (i.e. the nominees who receive the most votes will be the nominees elected by the stockholders). If elected, the terms of Jerome Hauer, Ph.D., Robert Kramer and Marvin White will expire at the 2024 annual meeting of stockholders. Proxies received by the company from stockholders will be voted to elect these three nominees, unless marked to the contrary. Each of the nominees has indicated his willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce the number of directors.
Board Recommendation
The Board of Directors recommends a vote “FOR” the election of all Class III director nominees.

DIRECTORS AND NOMINEES

The following biographical information discloses each director’s and director nominee’s age, business experience, and other directorships held during the past five years. It also includes the experiences, attributes, and skills that caused the nominating and corporate governance committee and the Board of Directors to determine that the individual should serve as a director of the company and the year that each individual was first elected to the Board of Directors. Unless otherwise specified, each nominee has held his or her current position for at least five years.
DIRECTOR NOMINEES
Class III Directors — Terms to Expire at the 2021 Annual Meeting
Jerome Hauer, Ph.D., age 69, a director since 2015

Dr. Hauer has served as a director since January 2015. He previously served on our Board of Directors from May 2004 to October 2011. Currently, Dr. Hauer is a senior advisor at Teneo Risk, a worldwide CEO advisory firm and a visiting professor at Cranfield University/Defence Academy of the United Kingdom. Before joining Teneo Risk, Dr. Hauer served as the Commissioner of New York State Division of Homeland Security and Emergency Services and Director of the Office of Counterterrorism. He is on the Board of the World Association for Disaster and Emergency Medicine and an Associate Editor of the Journal of Special Operations Medicine. Dr. Hauer also serves as chief executive officer of The Hauer Group (2014 to present and 2006 to 2011). Dr. Hauer served as Acting Assistant Secretary for the Office of Public Health Emergency Preparedness at the U.S. Department of Health and Human Services (“HHS”) from 2002 to 2003 and as director of the office of public health preparedness of HHS in 2002. Dr. Hauer served as the first director of the New York City Mayor’s Office of Emergency Management. He also served as the director of Emergency Medical Services and Emergency Management for the State of Indiana. Dr. Hauer holds a Ph.D. from Cranfield University/Defence Academy of the United Kingdom. He received an M.H.S. in public health from Johns Hopkins University School of Hygiene and Public Health and a B.A. from New York University. Dr. Hauer was a captain in the United States Army Reserves Medical Services Corps. We believe Dr. Hauer’s qualifications to serve on our Board of Directors include his significant experience in various governmental and public health organizations, as well as his experience on other boards.

Robert Kramer, age 63, a director since 2019

Mr. Kramer has served as our president and chief executive officer since April 2019 and served as our president and chief operating officer from March 2018 to March 2019. Previously, he also served as our executive vice president, administration, chief financial officer and treasurer from September 2012 until his promotion to president and chief operating officer in March 2018. Mr. Kramer first joined us in 1999 as our chief financial officer. From 1999 until his prior retirement in 2010, he held various executive positions with the last being president of Emergent Biodefense Operations Lansing. Mr. Kramer returned to the company in 2011 as the interim head of the biosciences division, and then as interim executive vice president, corporate services division. Prior to joining us in 1999, Mr. Kramer held various financial management positions at Pharmacia Corporation, which subsequently merged with the Upjohn Company in 1995 and eventually became part of Pfizer Inc. Mr. Kramer currently serves on the Board of Directors of the U.S. Chamber of Commerce and the National Association of Manufacturers. Mr. Kramer holds an M.B.A. from Western Kentucky University and a B.S. in industrial management from Clemson University. We believe Mr. Kramer’s qualifications to serve on our Board of Directors include his extensive experience in senior management positions and his demonstrated business judgment, including his long service as a senior executive of our company.

Class III Director — Term to Expire at the 2021 Annual Meeting, Effective Upon Reclassification from Class II as of the 2021 Annual Meeting
Marvin White, age 59, a director since 2020

Mr. White has served as a director of Emergent BioSolutions since October 2020. Mr. White has served as President and Chief Executive Officer of Aptevo Therapeutics Inc. (“Aptevo”) and as a member of its Board of Directors since August 2016. Mr. White first served as a director of Emergent from June 2010, until his resignation from the Emergent Board of Directors in May 2016. He also served as a consultant to Emergent prior to joining Aptevo. From 2008 to March 2014, Mr. White served as the Chief Financial Officer of St. Vincent Health, and was responsible for finance, materials management, accounting, patient financial services and managed care for all 19 hospitals and 36 joint ventures. Prior to joining St. Vincent Health in 2008, Mr. White was the Chief Financial Officer of Lilly USA, a subsidiary of Eli Lilly and Company, where he also held leadership positions in Treasury and Corporate Finance and Investment Banking in the Corporate Strategy Group. Mr. White is a director of OneAmerica Financial Insurance Partners, Inc., a mutual insurance and financial services company based in Indianapolis, Indiana. From June 2014 until August 2016, Mr. White served on the board of directors of Washington Prime Group, a NYSE REIT that invests in shopping centers. From July 2015 until March 2017, Mr. White served on the board of directors of CoLucid Pharmaceuticals, Inc., a public pharmaceutical company. Mr. White earned a bachelor of science degree from Wilberforce University in Accounting and his M.B.A. degree in Finance from Indiana University.

EXISTING AND CONTINUING DIRECTORS
Class III Director — Term to Expire at the 2021 Annual Meeting Without Standing for Reelection
Dr. Sue Bailey, age 77, a director since 2007

Dr. Bailey has served as a director since June 2007. Dr. Bailey served as a news analyst for NBC Universal, a media and entertainment company, from November 2001 to August 2006. Previously, Dr. Bailey served as Administrator, National Highway Traffic Safety Administration, as Assistant Secretary of Defense (Health Affairs) and as Deputy Assistant Secretary of Defense (Clinical Services). Dr. Bailey is a former faculty member at Georgetown Medical School and U.S. Navy officer, having achieved the rank of Lt. Commander, U.S. Navy Reserve. Dr. Bailey received her D.O. from Philadelphia College of Osteopathic Medicine and a B.S. from the University of Maryland. We believe Dr. Bailey’s qualifications to serve on our Board of Directors include her medical background and prior senior positions in government.

Class I Directors — Terms to Expire at the 2022 Annual Meeting
Fuad El-Hibri, age 63, a director since 2004

Mr. El-Hibri has served as the executive chairman of our Board of Directors since April 2012 and since August 2016, has served as the chairman of the board of directors of Aptevo Therapeutics Inc. From June 2004 to March 2012, Mr. El-Hibri served as chief executive officer and as chairman of our Board of Directors. Mr. El-Hibri previously served as president from March 2006 to April 2007. Mr. El-Hibri served as chief executive officer and chairman of the board of directors of BioPort Corporation from May 1998 until June 2004, when, as a result of our corporate reorganization, BioPort became a wholly owned subsidiary of Emergent BioSolutions and was subsequently renamed as Emergent BioDefense Operations Lansing Inc. Mr. El-Hibri is chairman of East West Resources Corporation, a venture capital and business consulting firm, a position he has held since June 1990. He served as president of East West Resources from September 1990 to January 2004. Mr. El-Hibri is a member of the board of directors of the International Biomedical Research Alliance, an academic joint venture among the National Institutes of Health, or NIH, Oxford University and Cambridge University. He also serves as chairman of the El-Hibri Foundation. Mr. El-Hibri has also served as a member of the board of trustees of American University from 2004 to 2010 and a member of the board of directors of the U.S. Chamber of Commerce from 2011 to 2017. Mr. El-Hibri received a master’s degree in public and private management from Yale University and a B.A. in economics from Stanford University. We believe Mr. El-Hibri’s qualifications to serve on our Board of Directors include his service on other boards as well as his prior business experience, including as our chief executive officer and a director.

Ronald Richard, age 65, a director since 2005

Mr. Richard has served as a director since January 2005. Mr. Richard has served as the president and chief executive officer of the Cleveland Foundation, the nation’s oldest community foundation, since June 2003. From August 2002 to February 2003, Mr. Richard served as president of Stem Cell Preservation, Inc., a start-up medical research company. After leaving Stem Cell Preservation and prior to joining our Board of Directors, Mr. Richard served as a strategic business advisor for IGEN International, Inc., a biotechnology company. Mr. Richard served as chief operating officer of In-Q-Tel, a venture capital fund that provides technologies to the Central Intelligence Agency, from March 2001 to August 2002. Prior to joining In-Q-Tel, Mr. Richard served in various senior management positions at Matsushita Electric (Panasonic), a consumer electronics company. Mr. Richard is a former U.S. foreign service officer. He served in Osaka/Kobe, Japan and as a desk officer for North Korean, Greek and Turkish affairs at the U.S. Department of State in Washington, D.C. Mr. Richard previously served as chairman of the board of trustees of the International Biomedical Research Alliance, an academic joint venture among the NIH, Oxford University and Cambridge University. Mr. Richard received an M.A. in international relations from Johns Hopkins University School of Advanced International Studies and a B.A. in history from Washington University. He holds honorary doctorates in humane letters from Notre Dame College and Baldwin Wallace College. We believe Mr. Richard’s qualifications to serve on our Board of Directors include his past and current industry experience, including his prior senior management positions, including positions in the biotechnology industry.

Kathryn Zoon, Ph.D., age 72, a director since 2016

Dr. Zoon has served as a director since November 2016. Dr. Zoon is currently NIAID/NIH Scientist Emeritus, a position she has held since August 2016. From April 2016 to June 2016, she was Interim Director of the new NIH Office of Research Support and Compliance. She was also Chief of the Cytokine Biology Section in the Division of Intramural Research, National Institute of Allergy and Infectious Diseases (“NIAID”), NIH until July 2016, where she conducted research on human interferon alphas and developed a new cell therapy using IFNs and autologous monocytes and she is still collaborating with the National Cancer Institute (“NCI”) on a clinical trial for ovarian cancer. She was previously the Director of the Division of Intramural Research at NIAID from 2006 to August 2015 and was the Deputy Director for Planning and Development of the Division of Intramural Research at NIAID, 2004 to 2006. Dr. Zoon served as the Principal Deputy Director of the Center for Cancer Research at the National Cancer Institute, 2003 to 2004. She served as the Director of the Center for Biologics Evaluation and Research (“CBER”), Food and Drug Administration (“FDA”) (1992 to 2003), and a member of the NIH Scientific Directors from 1992 to 2015. Dr. Zoon was the Director of the Division of Cytokine Biology in CBER, 1988-1992. She studied the production and purification of human interferon at NIH from 1975 to 1980. She received her B.S. degree, cum laude, in chemistry from Rensselaer Polytechnic Institute and was granted a Ph.D. in biochemistry from the Johns Hopkins University. Dr. Zoon was an associate editor of the Journal of Interferon Research. She was President of the International Society for Interferon and Cytokine Research, 2000 to 2001. Dr. Zoon has been a member of the National Academy of Medicine since 2002 and was a member of the Division on Earth and Life Studies Committee, National Research Council from 2015 to 2020. She has served a member of the World Health Organization’s Expert Committee on Biological Standards for almost two decades. We believe Dr. Zoon’s expertise in regulatory matters and product development adds great depth and breadth to our Board of Directors.

Class II Directors — Term to Expire at the 2023 Annual Meeting
Zsolt Harsanyi, Ph.D., age 77, a director since 2004

Dr. Harsanyi has served as a director since August 2004. Dr. Harsanyi has served as chairman of the board of N-Gene Research Laboratories, Inc., a privately-held biopharmaceutical company, since March 2011. Prior to that, Dr. Harsanyi served as chief executive officer and chairman of the board of directors of Exponential Biotherapies Inc., a private biotechnology company, from December 2004 to February 2011. In January 2016, Dr. Harsanyi returned to ExpoBio Inc. to serve as chairman of the board. Since August 2016, Dr. Harsanyi has been a director of Aptevo Therapeutics Inc., a publicly-traded biotech company which focuses on bringing novel oncology and hematology therapeutics to market. Dr. Harsanyi served as president of Porton International plc, a pharmaceutical and vaccine company, from January 1983 to December 2004. Dr. Harsanyi was a founder of Dynport Vaccine Company LLC in September 1996. Prior to joining Porton International, Dr. Harsanyi was vice president of corporate finance at E.F. Hutton, Inc. Previously, Dr. Harsanyi directed the first assessment of biotechnology for the U.S. Congress’ Office of Technology Assessment, served as a consultant to the President’s Commission for the Study of Ethical Problems in Medicine and Biomedical and Behavioral Research and was on the faculties of Microbiology and Genetics at Cornell Medical College. Dr. Harsanyi received a Ph.D. from Albert Einstein College of Medicine and a B.A. from Amherst College. We believe Dr. Harsanyi’s qualifications to serve on our Board of Directors include his industry experience, including his senior executive and financial positions.

General George Joulwan (Ret.), age 81, a director since 2013

General George Joulwan (Ret.) has served as a director since July 2013. General Joulwan’s distinguished military career spans 36 years from 1961 to his retirement as a four-star general and the Supreme Allied Commander of NATO in 1997. In 1998 General Joulwan founded, and currently serves as president of, One Team, Inc., which provides business consulting services. Previously, General Joulwan served as a director of General Dynamics Corporation from 1998 through 2012, and currently serves on several private company and charitable boards. He was a professor at the United States Military Academy at West Point and served on the Board of Trustees for the United States Military Academy. General Joulwan was a professor of National Security Strategy at the National Defense University. General Joulwan is a graduate of West Point and holds a Master’s degree in Political Science and an Honorary Doctor of Law degree from Loyola University in Chicago. As a retired U.S. Army general, we believe General Joulwan brings a unique perspective to our Board. Through his extensive and distinguished military career, he has developed critical leadership and management skills that we believe make him a significant contributor to our Board. In addition, we believe General Joulwan’s foreign policy experience and knowledge of the government and the military provide valuable insight into international defense markets and the global defense industry.

Louis Sullivan, M.D., age 87, a director since 2006

Dr. Sullivan has served as a director since June 2006. Dr. Sullivan has served as president emeritus of Morehouse School of Medicine since July 2002. Dr. Sullivan served as president of Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002. From 1989 to 1993, Dr. Sullivan was Secretary of the Department of Health and Human Services. Dr. Sullivan serves on the board of directors of United Therapeutics Corporation, a publicly-traded biotechnology company. He served as a director for Henry Schein, Inc. a publicly-traded biotechnology company, from 2004 to June 2016. He was a founder and chairman of Medical Education for South African Blacks, Inc., a trustee of Africare, a director of the National Center on Addiction and Substance Abuse at Columbia University and chairman of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences. Dr. Sullivan received his M.D. from Boston University and a B.S. from Morehouse College. We believe Dr. Sullivan’s qualifications to serve on our Board of Directors include his extensive service on various other boards and service with public institutions, as well as his medical background and prior senior positions in other organizations.

DIRECTOR COMPENSATION
The compensation of our directors is established by our nominating and corporate governance committee based on information related to market practice provided by our independent compensation consultant Willis Towers Watson. This compensation is periodically reviewed with respect to cash retainers, meeting fees and equity incentives. The following table sets forth information for the fiscal year ended December 31, 2020, regarding the compensation of our directors who are not also named executive officers.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Dr. Sue Bailey	$90,000	$250,000	$—	$340,000
Zsolt Harsanyi, Ph.D.	$110,000	$250,000	$—	$360,000
Jerome Hauer, Ph.D.	$105,000	$250,000	$—	$355,000
George Joulwan	$95,000	$250,000	$—	$345,000
Seamus Mulligan(2)	$33,160	$ N/A	$—	$33,160
Ronald Richard	$140,000	$250,000	$—	$390,000
Louis Sullivan, M.D.	$105,000	$250,000	$—	$355,000
Marvin White(3)	$21,250	$375,000	$—	$396,250
Kathryn Zoon, Ph.D.	$95,000	$250,000	$—	$345,000

(1)    The amounts in the “Stock Awards” column reflect the grant date fair value of equity awards granted to the directors named in the table above for the fiscal year ended December 31, 2020, calculated in accordance with SEC rules.
(2)    Mr. Mulligan did not stand for re-election at the 2020 annual meeting and, therefore, was not a member of the Board of Directors at the time of the annual stock grant.
(3)    The stock award amount for Mr. White represents his initial election equity award.
Under our director compensation program, non-employee directors receive the compensation set forth in the table below. We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Element	2020 Program	2021 Program
Annual Retainer	$60,000	$70,000
Lead Director Additional Retainer	$30,000	$30,000
Board Meeting Fees	None	None
Committee Meeting Fees	None	None
Committee Chair Additional Retainer	$25,000 – Audit, Strategic Operations(1)	$25,000 – Audit, Strategic Operations(1)
	$20,000 – Compensation	$20,000 – Compensation
	$20,000 – Other(2)	$20,000 – Other(2)
Committee Member Additional Retainer	$15,000 – Audit, Strategic Operations(3)	$15,000 – Audit, Strategic Operations(3)
	$10,000 – Compensation	$10,000 – Compensation
	$10,000 – Other(2)	$10,000 – Other(2)
Annual Equity Awards	$250,000 in RSUs per director	$285,000 in RSUs per director
Initial Election Equity Awards(4)	$375,000 in RSUs per director	$375,000 in RSUs per director

(1)    Chair of the Strategic Operations Committee (Fuad El-Hibri) does not receive a retainer.
(2)    Other includes the Nominating and Corporate Governance and Scientific Review Committee programs.

(3)    Employee Directors (Fuad El-Hibri and Robert Kramer) do not receive additional cash retainers for service on the Strategic Operations Committee.
(4)    Initial election equity award values are inclusive of the annual equity award.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP currently serves as our Independent Registered Public Accounting Firm. After consideration of the firm’s qualifications and past performance, the audit committee has appointed Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2021.
Under NYSE and SEC rules and the audit committee charter, the audit committee is directly responsible for the selection, appointment, compensation and oversight of the company’s Independent Registered Public Accounting Firm and is not required to submit this appointment to a vote of the stockholders. Our Board and the audit committee, however, consider the appointment of our Independent Registered Public Accounting Firm to be an important matter of stockholder concern and are submitting the appointment of Ernst & Young LLP for ratification by our stockholders as a matter of good corporate practice. One or more representatives of Ernst & Young LLP is expected to be present at the virtual annual meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders. In the event that our stockholders fail to ratify the appointment of Ernst & Young LLP, it will be considered as a direction to the audit committee to consider the appointment of a different firm. Even if the appointment is ratified, the audit committee in its discretion may select a different Independent Registered Public Accounting Firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.
Required Vote and Board Recommendation
Ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm requires the affirmative vote of the majority of votes cast on such matter at the annual meeting. Abstentions will have no effect on the matter.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the company’s Independent Registered Public Accounting Firm.

AUDIT COMMITTEE REPORT
The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2020, and discussed them with management and the Independent Registered Public Accounting Firm.
The audit committee also has received from, and discussed with, the Independent Registered Public Accounting Firm various communications that the Independent Registered Public Accounting Firm is required to provide to the audit committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.
The audit committee has received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the audit committee concerning independence, and has discussed with the Independent Registered Public Accounting Firm their independence.
Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors of Emergent BioSolutions Inc. that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of
Emergent BioSolutions Inc.
Zsolt Harsanyi, Ph.D., Chairperson General George Joulwan Ronald Richard Louis Sullivan, M.D.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firm’s Fees
The following table summarizes the fees of Ernst & Young LLP, our Independent Registered Public Accounting Firm, billed to us for each of the last two fiscal years for audit and other services. For the 2020 audit period, audit fees include an estimate of amounts not yet billed. None of the fees described in the following table were approved using the “de minimis exception” under SEC rules.

	December 31,
	2020	2019
Audit Fees	$3,475,900	$3,383,682
Audit-Related Fees	100,000	15,000
Tax Fees	27,266	246,330
All Other Fees	—	10,000
	$3,603,166	$3,655,012
Audit Fees. Audit fees consist of fees for the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements, along with fees in connection with financing transactions.
Audit-related fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit, the review of our financial statements and acquisition-related services, which are not reported under “Audit Fees.”
Tax Fees. Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of tax returns and claims for refunds, accounted for none of the total tax fees billed in 2020. Tax advice and tax planning services relate to assistance with tax credit and deduction studies and calculations and tax advice related to acquisitions and dispositions, including audit support.
Pre-Approval Policies and Procedures
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our Independent Registered Public Accounting Firm. These policies generally provide that we will not engage our Independent Registered Public Accounting Firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedures described below.
From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our Independent Registered Public Accounting Firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The pre-approval of certain services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Our Board has determined to provide our stockholders the opportunity to vote each year to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.
Our executive compensation programs are designed to attract, motivate, and retain executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.
The “Executive Compensation” section of this proxy statement beginning on page 28, including “Compensation Discussion and Analysis” beginning on page 30, describes in detail our executive compensation programs and the decisions made by the compensation committee and the Board with respect to 2020. Highlights of our executive compensation program include the following:
•    Pay should be linked to performance;
•    Compensation opportunities should be competitive with relevant peer companies;
•    The equity compensation program should align executive interests with those of stockholders; and
•    Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.
As we describe in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with those of our stockholders. Our Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management and that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.
Pursuant to Section 14A of the Exchange Act, our Board is asking stockholders to approve, on an advisory basis, the following resolution:
RESOLVED, that the compensation paid to Emergent BioSolutions Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related narrative discussions disclosed in this proxy statement, is hereby approved on an advisory basis.
As an advisory vote, this proposal is not binding. Although the vote is non-binding, our compensation committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our executive officers.
Vote Required and Board Recommendation
Approval of the advisory vote on executive compensation requires the affirmative vote of the majority of the votes cast on the matter at the annual meeting. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote on this proposal for your shares to be counted on this proposal. Abstentions and broker non-votes will have no effect on the outcome of the matter.
The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

IDENTIFICATION OF EXECUTIVE OFFICERS
Set forth below is information regarding the positions, ages and business experience of each of our current executive officers.

Name	Age	Position
Fuad El-Hibri	63	Executive Chairman
Robert Kramer	63	President and Chief Executive Officer
Richard Lindahl	57	Executive Vice President, Chief Financial Officer and Treasurer
Adam Havey	50	Executive Vice President, Business Operations
Atul Saran	47	Executive Vice President, Corporate Development, General Counsel and Corporate Secretary
Karen Smith, M.D., Ph.D.	53	Executive Vice President, Chief Medical Officer
Katherine Strei	59	Executive Vice President, Human Resources and Communications, Chief Human Resources Officer
Sean Kirk	46	Executive Vice President, Manufacturing and Technical Operations
Fuad El-Hibri. For more information about Mr. El-Hibri, please see his biography under the caption “Directors and Nominees.”
Robert Kramer. For more information about Mr. Kramer, please see his biography under the caption “Directors and Nominees.”
Richard Lindahl. Richard Lindahl was appointed as our executive vice president, chief financial officer and treasurer in March 2018. Mr. Lindahl has more than two decades of financial leadership experience. Prior to joining us, Mr. Lindahl served as chief financial officer of CEB Inc., a best practice insight and technology company, from May 2009 until April 2017 and as its principal accounting officer until July 2015. At CEB, Mr. Lindahl was responsible for managing finance strategy and operations, tax and investor relations initiatives, overseeing the corporate real estate, facilities and procurement functions and serving as chair of its investments and acquisitions committee. From 2006 until 2008, Mr. Lindahl served as senior vice president and treasurer of Sprint Nextel Corporation and from 2005 to 2006, he served as vice president and treasurer of Sprint Nextel. From 1997 until 2005, Mr. Lindahl served in various positions at Nextel Communications, Inc., including as treasurer and in financial planning and analysis roles. Prior to joining Nextel, from 1995 until 1997, Mr. Lindahl held the position of vice president, finance at Pocket Communications, Inc. Before 1995, Mr. Lindahl held various positions at MCI Communications Corp., Deloitte & Touche LLP, and Casher Associates, Inc. Mr. Lindahl earned an M.B.A. from the Darden School at the University of Virginia and a B.A. in computer science from Dartmouth College.
Adam Havey. Mr. Havey joined us in 2003 and has served as our executive vice president, business operations since April 2017. He previously served as executive vice president and president, biodefense division from March 2011 to March 2017. Prior to that, Mr. Havey held various roles, including president of Emergent Biodefense Operations Lansing LLC from January 2009 to February 2011, vice president of business operations from November 2007 to December 2008, and senior director of manufacturing development from June 2006 to November 2007. Prior to joining us, Mr. Havey served in product development for Eli Lilly. He received a B.S. degree in chemical engineering from Michigan State University.
Atul Saran. Mr. Saran has served as executive vice president, corporate development and general counsel since May 2017 and was appointed corporate secretary in July 2017. Prior to joining Emergent, Mr. Saran served as senior vice president and general counsel at MacroGenics, Inc., from April 2014 to May 2017. Previously, Mr. Saran served in various leadership roles at AstraZeneca plc (“AstraZeneca”), and MedImmune, LLC (“MedImmune”), from 2003 through 2014, including vice president, corporate development and ventures at AstraZeneca and chairman of the MedImmune Ventures investment committee from May 2013 to January 2014; senior vice president, corporate development and ventures from January 2011 to May 2013; and positions of increasing responsibility in the MedImmune legal department from 2003 through 2010, culminating as vice president and deputy general counsel. Before his time at MedImmune, Mr. Saran was an associate attorney in the business and finance group at Hogan & Hartson LLP. Mr. Saran is a board member of LogicNets, Inc., a private company. He previously served on the boards of directors for VentiRx Pharmaceuticals, Inc., Xencor, Inc., Inotek

Pharmaceuticals, Inc. and Arriva Pharmaceuticals, Inc. Mr. Saran holds a J.D. from the University of Illinois College of Law, an M.B.A from the MIT Sloan School of Management and a B.S. in Biological Sciences from Stanford University.
Katherine Strei. Ms. Strei serves as our executive vice president, human resources and communications and chief human resources officer. Ms. Strei joined us in January 2016 and has served as executive vice president and chief human resources officer since April 2017. She became executive vice president of corporate communications in March 2018. She previously served as senior vice president and chief human resources officer from January 2016 to March 2017. Prior to joining us, Ms. Strei was an independent consultant, specializing in leadership and organization development from February 2014 to January 2016. Ms. Strei has extensive experience in human resource leadership roles, having previously served as vice president of global leadership and organization development at MedImmune from June 2005 to January 2014, director of executive development at the Federal National Mortgage Association from May 1999 to May 2005, and program director, director of training, as well as corporate manager for ManorCare Health Services from August 1992 to May 1999. Ms. Strei received a B.A. in Sociology from Lawrence University and an M.S. in Organization Development from American University/NTL Institute. Ms. Strei also holds a certificate for Leadership Coaching from Georgetown University.
Sean Kirk. Mr. Kirk joined us in 2003 and has served as executive vice president, manufacturing and technical operations since April 2019. Prior to this position, Mr. Kirk has held various senior leadership roles including senior vice president, manufacturing operations and contract development and manufacturing operations (CDMO) business unit lead from April 2017 to March 2019, senior vice president, biodefense operations from November 2015 to March 2017, senior vice president, biosciences operations from February 2014 to November 2015 and senior vice president, biodefense vaccines and therapeutics development from March 2012 to February 2014. Mr. Kirk also served in multiple roles of increasing responsibility at our manufacturing operations site in Lansing, Michigan. Before joining us, Mr. Kirk worked at Merial, a multinational animal health company, serving in various positions from 1996 to 2001. Mr. Kirk received both an M.B.A. and B.S. in Microbiology from the University of Georgia.
Karen Smith, M.D., Ph.D. Dr. Smith has over 20 years of biopharmaceutical experience bringing drugs into the clinic and through commercialization. Dr. Smith has served as Chief Medical Officer at Emergent since April 2020. Prior to this, she consulted internationally from May 2018 to April 2020, and served as President and Chief Executive Officer at Medeor Therapeutics, Inc. from May 2019 to January 2020 and Eliminate Cancer Initiative, Inc. from June 2018 to May 2019. Dr. Smith was Global Head of Research & Development and Chief Medical Officer at Jazz Pharmaceuticals plc from April 2015 to May 2018, where she built the R&D function into a pipeline of neuroscience and oncology products across all stages of discovery and development. Earlier in her career, she held senior leadership roles at Allergan, AstraZeneca and Bristol-Myers Squibb. Dr. Smith also serves on the boards of directors of Antares Pharma, Inc. and Sangamo Thrapeutics, Inc. Previously, Dr. Smith served on the boards of directors of Forward Pharma A/S and Sucampo Pharmaceuticals, Inc. Dr. Smith holds several degrees, including an M.D. from the University of Warwick (U.K.), a Ph.D. in Oncology from U.C.L.A. (U.S.A.)/U.W.A. (Australia), an M.B.A. from the University of New England, and an L.L.M. (Masters in Law) from the University of Salford (U.K.).
EXECUTIVE COMPENSATION
Executive Compensation Processes
The compensation committee has implemented an annual review program for our executive officers under which it determines annual salary increases, annual cash bonus amounts and annual equity awards granted to our executive officers. Our chief executive officer and executive vice president of human resources prepare compensation recommendations regarding the compensation of each of our executive officers, other than the executive chairman of the board and the chief executive officer, and present these recommendations to the compensation committee for approval. The compensation committee evaluates the overall performance of the chief executive officer and the other executive officers other than the executive chairman based on achievement of corporate goals and objectives, achievement of individual goals, performance of job responsibilities and demonstration of behavioral competencies. The compensation committee then makes individual compensation decisions for the chief executive officer and the executive officers other than the executive chairman based on these evaluations and competitive market data. The compensation committee evaluates the overall performance of the executive chairman based on performance of job responsibilities and makes compensation decisions for the executive chairman based on this evaluation and competitive market data for comparable executive positions.
The Board has delegated to our chief executive officer and our executive chairman the authority to grant stock options and RSUs to employees under the Emergent BioSolutions Inc. Stock Incentive Plan. However, neither our chief executive officer nor our executive chairman has authority to grant stock options or RSUs: (i) to himself; (ii) to any other director, executive officer, officer or other person whose compensation is determined by the compensation committee; or

(iii) to any person whom the Board or the compensation committee may from time to time designate in writing. In addition, neither the chief executive officer nor the executive chairman has authority to grant, in the aggregate, stock options and RSUs with respect to more than 2,000,000 shares of common stock in any fiscal year or to grant to any person, in any one fiscal year, stock options and RSUs with respect to more than 1,000,000 shares of common stock, in each case as counted against the maximum aggregate number of shares of common stock available for issuance under the Emergent BioSolutions Inc. Stock Incentive Plan.
The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2020, the compensation committee retained Willis Towers Watson as an independent outside compensation consultant to advise the compensation committee on market compensation practices, the implementation of public company compensation programs and policies and to review recommendations from management on compensation matters. The compensation committee met with the compensation consultant seven times in 2020 and three times in early 2021 at the time salary, annual bonus targets and equity award guidelines were being considered for our executive chairman, chief executive officer and other executive officers. Willis Towers Watson performed executive compensation services in support of the compensation committee and also collected competitive market data for specific positions and researched market practices on the compensation plan and design for the company, providing data and advice that the compensation committee considers in making its decisions. The compensation committee considered the factors specified by the SEC regarding the independence of compensation advisors and determined that Willis Towers Watson’s services for the compensation committee and the company during 2020 and 2021 have not raised a conflict of interest and that Willis Towers Watson is an independent compensation advisor to the committee and the company.

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the principles underlying our executive compensation programs, policies and decisions and the most important factors relevant to an analysis of these programs, policies and decisions. It provides qualitative information regarding the manner and context in which compensation is earned by, and awarded to, our named executive officers and is intended to place in perspective the data presented in the compensation tables included in this proxy statement. For 2020, our named executive officers, whose compensation is set forth in the 2020 Summary Compensation Table and other compensation tables contained in this proxy statement, and their current positions with the company, are:

2020 Named Executive Officers
• Fuad El-Hibri — Executive Chairman of the Board of Directors
• Robert Kramer — President and Chief Executive Officer
• Richard Lindahl — Executive Vice President, Chief Financial Officer and Treasurer
• Adam Havey — Executive Vice President, Business Operations
• Atul Saran — Executive Vice President, Corporate Development, General Counsel and Secretary
The compensation committee oversees our executive compensation programs. In this role, the compensation committee reviews and approves all compensation decisions relating to our named executive officers. The compensation committee has engaged Willis Towers Watson as its independent compensation consultant to provide competitive compensation data and assist with the implementation of various aspects of our base salary determinations, annual bonus plan, long-term incentive program and other executive compensation decisions from time to time. Willis Towers Watson provides data and advice that the compensation committee considers in making its decisions.
Executive Summary
Select Strategic Accomplishments and Other Achievements
In 2020, we achieved the following:
•Significantly exceeded budgeted plan to achieve annual revenue of $1.274 billion (actual 2020 revenue was $1.555 billion), including expansion of the contract development and manufacturing (“CDMO”) services business unit with execution of contracts with an aggregate value across all such agreements of in excess of $1.5 billion from 2020 through 2022;
•Significantly exceeded budgeted plan to achieve annual Adjusted EBITDA of $357 million (actual 2020 Adjusted EBITDA was $630 million);
•Completed a successful corporate bond offering, further strengthening our corporate capital structure ($450 million in aggregate principal amount of 3.875% Senior Unsecured Notes due 2028);
•Advanced our product development pipeline and evaluation of M&A opportunities consistent with our plan, despite disruptions from the COVID-19 pandemic;
•Recruited, onboarded and trained new employees, representing net workforce growth of approximately 25% from the start of the year, including approximately 250 newly created roles in response to CDMO and COVID-19-related work and delivered a meaningful improvement in targeted employee engagement, increasing our percentile rank by 10% and more than doubling our engagement index ratio from 2019; and
•Continued, and in some cases accelerated, our planned infrastructure investments both in manufacturing capability and quality systems, as well as in key functions and systems consistent with our 2020-2024 strategic plan.

Highlights of Recent Compensation Decisions and Actions
The following information highlights the compensation committee’s key recent compensation decisions and actions. These decisions and actions were made with the advice of the compensation committee’s independent consultant, Willis Towers Watson, and are discussed in greater detail herein.
Base Salary. Base pay for our named executive officers is generally set at levels commensurate with their experience and the market data from Willis Towers Watson. In February 2021, the compensation committee increased base salaries for our named executive officers by an average of 6.7%. These increases were implemented to competitively position our named executive officers’ base salaries to the market for companies comparable in size given our recent growth and reflective of the relative expertise of the individual in the role relative to benchmark. A significant portion of our named executive officers’ total compensation continues to be performance-based and at-risk. Our named executive officers’ total compensation continues to benchmark around the 50th percentile of the market using a range across multiple benchmark sources.

Bonus Awards. Bonus awards based on the company’s 2020 performance were paid in early 2021 at 140% of target for our named executive officers. The company’s performance in 2020 significantly exceeded the performance goals set by the compensation committee relative to our overall performance measures. Further discussion about the performance targets set for 2020 and the company’s performance against these targets can be found under the section titled “Elements of 2021 Executive Compensation Decisions.”

2021 Performance-Based Stock Unit (“PSU”) Grant. In February 2021, the compensation committee, with input from Willis Towers Watson, approved grants of PSU awards under the company’s Stock Incentive Plan to Messrs. Kramer, Lindahl, Havey and Saran (the “2021 PSU Grant”). The 2021 PSU Grant will only result in the issuance of shares based on the level of achievement with respect to Adjusted EBITDA Margin1 calculated on a cumulative basis over the three-year period beginning January 1, 2021 and ending December 31, 2023 (the “Performance Period”). Awards issued under the agreement governing the terms of the 2021 PSU Grant will vest based on the achievement of the performance objective, as certified by the compensation committee following the end of the Performance Period.

2018 PSU Payout. The PSUs granted to Messrs. Kramer, Lindahl, Havey and Saran in 2018 (the “2018 PSUs”) for the 2018-2020 performance period vested this year based on the achievement of the performance goal of Adjusted Net Income2 as a percentage of total GAAP revenue for the 2020 fiscal year, as certified by the compensation committee in February 2021. The compensation committee determined that 169% of the target performance goal had been achieved and certified a payout factor of 150%, the maximum payout factor contemplated by the plan.

Updates to the Proxy Peer Group. In November 2019, Willis Towers Watson conducted a review of the company’s Proxy Peer Group (as defined below) in anticipation of the annual executive competitive market review to be conducted by the compensation committee in early 2020. Although there were no significant changes to the Proxy Peer Group selection methodology used to determine which companies to include in the Proxy Peer Group for 2020, the compensation committee relied upon a broader set of biotechnology and pharmaceutical industry data by replacing the Mercer SIRS Life Sciences survey (a second benchmarking data set previously relied upon) with the Willis Towers Watson survey.

In November 2020, Willis Towers Watson once again conducted a review of the company’s proxy peer group in anticipation of the annual executive competitive market review to be conducted in early 2021. Although there were no significant changes to the Proxy Peer Group selection methodology used to determine which companies to include in the Proxy Peer Group for 2021, Willis Towers Watson noted that finding exact comparators to the company in terms of growth trajectory, financial/size and business composition is challenging due to the uniqueness of the company’s business. Accordingly, certain tradeoffs were considered by the compensation committee in determining the most appropriate peer group for comparison. In making decisions related to the Proxy Peer Group for 2021, upon the advice of Willis Towers
1 “Adjusted EBITDA Margin” on a cumulative basis is equal to the sum of Adjusted EBITDA for each year in the Performance Period divided by the sum of GAAP revenue for each year in the Performance Period. “Adjusted EBITDA” is defined as adjusted net income before interest, taxes, depreciation and amortization, as reported by the company.
2 “Adjusted Net Income” is equal to GAAP net income, excluding acquisition-related costs (transaction and integration), non-cash amortization charges, contingent consideration, impairment charges, exit and disposal costs, and the impact of purchase accounting on inventory step-up (for which exclusions are tax-effected utilizing the statutory U.S. federal income tax rate) and the impact of material changes in the U.S. federal income tax rate subsequent to the first year of the performance period.

Watson, the compensation committee also considered the fact that the company’s CDMO services business had expanded significantly during 2020.
For further information on both Proxy Peer Groups, see sections titled “2020 Compensation Decisions” and “2021 Compensation Decisions” in the chart below.
Competitive Analysis. The compensation committee also extensively reviewed external executive compensation pay data and related trends to ensure the company’s executive compensation practices continue to align with market best practices.
Our Approach
Our compensation committee abides by the following philosophy when evaluating executive compensation:

Compensation Philosophy
• Support a pay-for-performance culture;
• Focus on achieving well-articulated goals while demonstrating leadership values;
• Make compensation market-competitive to attract and retain top talent;
• Reward individual contributions; and
• Employ disciplined use of equity.
We continue to be committed to the ongoing review and alignment of our programs to ensure pay-for-performance while targeting our overall compensation within a range of the competitive market median.
We also have the following policies, which are applicable to the named executive officers, in furtherance of good governance practices:

What Emergent Does...	What Emergent Does Not Do...

• Stock ownership guidelines;

• Compensation recoupment policy;

• Significant weight on performance-based compensation;

• Change-in-control severance payments and benefits are conditioned upon a “double-trigger” (i.e., change in control and qualifying termination must both occur);

• Independent compensation consultant directly engaged by the compensation committee;

• Regular competitive benchmarking to ensure compensation aligns to common life science practices;

• Payout caps in all incentive compensation programs; and

• Annual assessment to review and mitigate risks arising from incentive compensation.

• No single trigger vesting of equity awards in the event of a change in control;

• No backdating or repricing of stock options;

• No payment of dividends or dividend equivalents unless equity awards are earned and/or vested;

• No short sales or other individual hedging transactions;

• No tax gross-ups in connection with change in control severance payments and benefits; and

• No employment agreements with executive officers.

Role of Executive Officers in Determining Executive Compensation
The compensation committee approves all compensation decisions relating to our named executive officers, including our executive chairman and our chief executive officer. As part of this process, our chief executive officer, together with our executive vice president of human resources, prepares compensation recommendations for each of our named executive officers, other than the executive chairman of the board and the chief executive officer, and presents these recommendations to the compensation committee for approval. Willis Towers Watson assists in this effort, periodically meeting with management to gain input on objectives with respect to executive compensation and assisting the compensation committee in its deliberations. Compensation recommendations for the executive chairman and chief executive officer are developed and approved by the compensation committee based on data and context provided by the executive vice president of human resources and Willis Towers Watson. No named executive officer is present when the compensation committee makes decisions regarding their own compensation.
Executive Compensation Principles
Our executive compensation programs are based on four key principles:

Key Executive Compensation Principles
• Pay should be linked to performance;
• Compensation opportunities should be competitive with relevant peer companies;
• The equity compensation program should align executive interests with those of stockholders; and
• Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.
Pay should be linked to performance.
We believe that a significant portion of each senior executive’s compensation should be variable. The performance of our senior executives has a significant impact on the overall performance of our company. To that end, a significant portion of the compensation opportunity provided to our senior executives is currently variable based on corporate performance. We consider both annual cash bonuses and equity awards to be variable compensation.
Compensation opportunities should be competitive with relevant peer companies.
The compensation committee reviews compensation levels and designs at comparable companies as part of its decision-making process so it can set total compensation levels that it believes are competitive and aligned with the company’s performance. The compensation committee reviews compensation data for executives in comparable roles at life sciences companies using both published compensation surveys and the proxy statements of public companies in its chosen proxy peer group (the “Proxy Peer Group”). The compensation committee generally sets target total direct compensation for our executives to be competitive with the published surveys and Proxy Peer Group, taking into consideration the scope of job responsibilities, individual performance, experience, internal pay equity and other relevant factors.

Each year, the compensation committee reviews the sources of market compensation data, including both the published compensation surveys and the proxy statements of companies in the Proxy Peer Group. Both the published compensation surveys and the Proxy Peer Group are based on other life sciences companies, which is the primary industry in which the company competes for executive talent. As part of its review, the committee considers specific criteria to assess the comparability of the published compensation surveys and the proxy statements of companies in the Proxy Peer Group. In the case of the published compensation surveys, based on the company size parameters available in the surveys, revenues and number of employees are the two primary criteria for including companies in the underlying data sample. In the case of the Proxy Peer Group, we seek companies based on the following criteria: (i) revenue, (ii) market capitalization, (iii) net income, (iv) number of employees and (v) research and development expense.
The following table describes the published compensation surveys, the criteria for selecting companies for the Proxy Peer Group and the companies in the Proxy Peer Group as used by the compensation committee in making 2020 and 2021 compensation decisions (the data described below as it relates to 2020 compensation decisions is referred to herein as the “2020 Survey Data” and the “2021 Survey Data,” as it relates to 2021 compensation decisions).

	2020 Compensation Decisions	2021 Compensation Decisions
Published Compensation Surveys
Radford Life Sciences:

– Data sample comprised of publicly traded commercial biopharmaceutical, medical devices and diagnostics and contract research/manufacturing companies with 500 to 5,000 employees; and

– Median revenue of this sample was $851 million.

Willis Towers Watson Pharmaceutical and Health Sciences:

– Data sample comprised of biopharmaceutical and medical equipment companies;

– Regression data was used to predict the compensation by those companies most similar in size to the company (regression data was available for all company executive positions); and

– Based on advice from Willis Towers Watson, the compensation committee replaced the Mercer SIRS Life Sciences survey data used in the previous year with the Willis Towers Watson survey data. The Willis Towers Watson survey provides additional information on long-term equity practices and given the company’s recent growth, contains companies that are comparable in size.

Radford Life Sciences:

– Data sample comprised of publicly traded commercial biopharmaceutical, medical devices and diagnostics and contract research/manufacturing companies with 617 and 17,500 employees; and

– Median revenue of this sample was $1,449 million.

Willis Towers Watson Pharmaceutical and Health Sciences:

– Data sample comprised of pharmaceutical and health care equipment and supply and life sciences tools and services companies with 487 to 15,250 employees; Median revenue of this sample was $2,123 million; and

– Where available, regression data was used reflecting projected organizational revenue of $1.5 billion (supplemented with tabular data where necessary).

	2020 Compensation Decisions	2021 Compensation Decisions
Proxy Peer Group Selection Criteria
Focus on U.S.-based, publicly-traded companies classified within the pharmaceutical, biotechnology healthcare equipment and life sciences tools and services categories that generally met three of the following criteria:*

– Revenues between $500 million and $3.0 billion;

– Market capitalization between $1.4 billion and $8.5 billion;

– Positive net income;

– Employee size of 850 to 5,100 full-time employees; and

– Research and development expense between 5% and 25% of revenue.

Based on the advice of Willis Towers Watson, the compensation committee approved the elimination of one company in the 2019 Proxy Peer Group (Repligen) and the addition of four new companies that met the screening criteria. Additionally, two companies (Amphastar and Supernus) were below the low end of the size-related criteria but were retained in the Proxy Peer Group for 2020 based on their relevance as competitors for executive talent.

Focus on U.S.-based publicly-traded companies classified within the pharmaceutical, biotechnology healthcare equipment and life sciences tools and services categories that generally met three of the following five criteria:*

– Revenues between $750 million and $4.5 billion;

– Market capitalization between $1.9 billion and $11.5 billion;

– Positive net income;

– Employee size of 1,100 to 6,600 full-time employees; and

– Research and development expense between 5% and 25% of revenue.

Based on the advice of Willis Towers Watson, the compensation committee approved the elimination of four companies that were previously included in the 2020 Proxy Peer Group (Akorn, Cambrex, Myriad and Supernus) and the addition of six new companies that met a majority of the financial/size criteria (Bio-Rad Laboratories, Horizon Therapeutics, Incyte Corporation, Ionis Pharmaceuticals, PRA Health Sciences and Varian Medical Systems).

Proxy Peer Group
Akorn, Inc.;

Alkermes plc;

Amneal Pharmaceuticals, Inc.;

Amphastar Pharmaceuticals, Inc.;

Bio-Techne Corporation;

Bruker Corporation;

Cambrex Corporation;

Catalent, Inc.;

Exelixis, Inc.;

Globus Medical, Inc.;

Integra LifeSciences Holdings Corporation;

Jazz Pharmaceuticals plc;

Masimo Corporation

Myriad Genetics, Inc.;

NuVasive, Inc.;

OPKO Health, Inc.;

Supernus Pharmaceuticals, Inc.; and

United Therapeutics Corporation.

Alkermes plc;

Amneal Pharmaceuticals, Inc.;

Amphastar Pharmaceuticals, Inc.;

Bio-Techne Corporation;

Bio-Rad Laboratories, Inc.;**

Bruker Corporation;

Catalent, Inc.;

Exelixis, Inc.;

Globus Medical, Inc.;

Horizon Therapeutics plc;**

Incyte Corporation;**

Integra LifeSciences Holdings Corporation;

Ionis Pharmaceuticals, Inc.;**

Jazz Pharmaceuticals plc;

Masimo Corporation;

NuVasive, Inc.;

OPKO Health, Inc.;

PRA Health Sciences, Inc.;**

United Therapeutics Corporation; and

Varian Medical Systems, Inc.**

*
–Healthcare equipment companies include manufacturers of health care equipment and devices, including medical instruments, drug delivery systems, cardiovascular and orthopedic devices and diagnostic equipment.
–Life sciences tools and services companies include companies enabling drug discovery, development and a production continuum through the provision of analytical tools, instruments, consumables and supplies, clinical trial services and contract research services (primarily servicing the pharmaceutical and biotechnology industries).

**	–Represents a new member of the Proxy Peer Group for 2021.
In determining pay decisions for 2020 and 2021, Willis Towers Watson utilized the most recent survey data and proxy data available, collecting from each data source each of the 25th, 50th and 75th percentiles for the assessed pay elements as additional points of reference for the compensation committee. The compensation committee relied on these data sources to assist in setting base salaries, target bonus percentages, target total cash compensation, long-term incentive award guidelines and target total direct compensation.
Executive Chairman Compensation Decisions. In making its compensation decisions for the executive chairman, the compensation committee historically reviewed market data of a broad range of similarly-sized companies from various industries with an executive chairman role. However, that data demonstrated that companies often use very different approaches in determining compensation for the executive chairman position based on company-specific circumstances, which leads to divergent compensation practices across the reference group of companies. Moreover, maintaining a consistent sample of executive chairman compensation data for similarly sized companies has been challenging. Accordingly, in 2015, the compensation committee determined that it would consider internal parity within the executive team and competitive market data summaries for comparable roles when determining appropriate pay recommendations for the executive chairman, in addition to considering factors such as level of involvement, scope of responsibilities, founder status, equity held and tenure, which had been historically considered. The compensation committee has continued to follow the same procedure in setting compensation for our executive chairman in 2020 and 2021.

The equity compensation program should align executive interests with those of our stockholders. We believe annual equity awards align the compensation opportunity for our executives with stockholder value creation and encourage participants to focus on long-term company performance.
We grant a mix of PSUs, stock options and RSUs, except for our executive chairman who receives a mix of stock options and RSUs. Our mix of long-term equity vehicles is shown in the following charts.

Beginning in 2017, we added PSUs to our equity compensation program, a practice we have continued to date. The PSUs weight a portion of annual equity grants on long-term financial performance. If a threshold level of financial performance is achieved, PSUs result in the issuance of common shares to the participant according to the below table:

Performance Level	Number of Shares Issued as % of PSUs Granted(1)
Below threshold	0%
Threshold	50%
Target	100%
Maximum	150%
(1)    Straight line interpolation is used to determine the number of shares issued between the threshold, target and maximum performance levels.
To receive a share issuance, participants must meet the continued service requirements, which include either active employment or continued service as a consultant on the date that the compensation committee certifies performance after completion of the performance period. Also, any dividend equivalent payments associated with PSUs are only paid after completion of the performance period and only commensurate with the attainment of the performance goals. No dividend equivalents are paid if the threshold performance goal is not satisfied.
Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.
We use supplemental benefits on a very limited case-by-case basis and only to the extent we consider necessary to attract or retain specific executives. None of the named executive officers received supplemental benefits or perquisites in 2020, as reflected in the Summary Compensation Table.

Elements of Executive Compensation
The following table summarizes the key elements that comprise our compensation program as well as the objectives behind each of these elements:

Element	Objective
Base salary	Provide base cash compensation for each job position that is competitive and reflects the individual’s experience, responsibility and expertise.
Annual cash bonuses	Provide performance-based, short-term cash compensation relative to the achievement of pre-set objectives, and performance, based on a payout range of 0-150%.
Equity awards	Provide awards that align the interests of our executives with those of our stockholders over the long term.
Retirement and Health and Welfare Benefits (generally available to all employees)	Promote healthiness and financial readiness for retirement.
Severance and change of control benefits	Provide severance benefits for qualifying termination both related and unrelated to a change-in-control to enable the attraction and retention of key executive talent and mitigate uncertainties about ongoing employment if a change-in-control is pursued.
As noted above, we provide base cash compensation for each job position which we believe is competitive and reflects the individual’s experience, responsibility and expertise. Below is a summary of the key elements considered by the compensation committee in setting base salaries.

Base Salary. We generally provide base salaries to our named executive officers within a competitive range of the 50th percentile of the applicable survey and proxy data as described above, with the exception of our executive chairman, whose base salary is determined by the range of factors addressed in detail above. While we target the market median, we recognize that the percentile for any given executive may vary below or above market median based on a variety of factors, including the executive’s time in the role, scope of responsibilities, individual performance and potential future contributions to our company. In addition, we consider our overall financial performance in making decisions to adjust executive salaries. The compensation committee reviews base salaries at least annually and adjusts such salaries from time to time to realign them with market levels after taking into account individual responsibilities, performance and experience. The factors considered in making a specific adjustment to base salary may relate to a change in the emphasis placed on one or more of the factors that were used to set the initial base salary for a particular named executive officer or reflect a new factor that arises in the course of our operations.
The compensation committee used the information described above in approving the following annual base salaries paid to our named executive officers for 2020 and 2021.

Name	2020 Base Salary (1)	2021 Base Salary (2)	Increase over 2020
Fuad El-Hibri	$1,085,677	$1,135,000	$49,323
Robert Kramer	$875,014	$1,000,000	$124,986
Richard Lindahl	$550,014	$575,000	$24,986
Adam Havey	$530,005	$555,000	$24,995
Atul Saran	$530,005	$555,000	$24,995

(1)    The 2020 Base salary reflects: a 3% merit increase over 2019 for Mr. El-Hibri; a 25% market and merit increase for Mr. Kramer; and market and merit increases of 7%, 9% and 5% for Messrs. Lindahl, Havey and Saran, respectively.

(2)    The 2021 Base salary reflects: a 4.5% merit increase over 2020 for Mr. El-Hibri; a 14% market and merit increase for Mr. Kramer; and a 5% merit increase for each of Mr. Lindahl, Mr. Havey and Mr. Saran.

Annual Cash Bonuses. The compensation committee has the authority under our annual bonus plan for executive officers to award annual cash bonuses to our executives. Each executive, other than our executive chairman, is eligible for an annual bonus, which is intended to motivate and compensate each executive for achieving strategic, financial and operational goals and individual performance objectives. The amount of annual bonuses that are payable under this plan is reviewed and approved by the compensation committee each year. The plan provides that bonus amounts shall be determined as follows:
The philosophy of the compensation committee is to set bonus targets at approximately the 50th percentile as measured against the applicable survey data and proxy peer data. No participant may earn a bonus of more than 150% of target under the annual bonus plan. The corporate factor may range from 0 to 1.5, based on our achievement of corporate goals determined by the compensation committee, and the individual factor may range from 0 to 1.5, based on an evaluation of each participant’s performance of day-to-day responsibilities, behavioral competencies, and achievement of individual goals determined by the compensation committee. The compensation committee may also award discretionary bonuses outside of the framework of the bonus plan.
Furthermore, since 2015, in order to ensure alignment and collaboration among the executive management team, the compensation committee principally utilized the corporate factor and the performance objectives to calculate bonuses for all executive officers, effectively placing a 100% weighting on the corporate factor. Beginning with the payout in 2022 with respect to 2021 performance, the compensation committee has determined that it will begin to utilize the individual performance component weighted at 10%, except for the chief executive officer for whom the corporate component will be weighted 100%. Performance will be measured against each individual executive’s highest priority business or leadership goal for the performance year. As previously noted, the chief executive officer’s bonus opportunity will continue to be based on 100% of the corporate performance objectives.

    Applying this approach, the compensation committee met in January 2021 to assess the company’s performance and determine the corporate factor to be applied to bonuses for named executive officers to be paid in March 2021 for the company’s 2020 performance. The compensation committee approved a corporate factor of 1.4 and approved payment of 140% of the target bonuses for each of the named executive officers, other than our executive chairman, based on the following assessment:
•The compensation committee determined that the company had met, exceeded or significantly exceeded all six of the 2020 corporate goals. More specifically, the company’s revenue exceeded budget by 22% and Adjusted EBITDA exceeded budget by 76%, and these goals were deemed to be significantly exceeded. The company was deemed to have exceeded its goals for improvements in employee engagement (noted above) as well as expansion of critical functions. And the company was deemed to have met its goals related to advancement of pipeline candidates and evaluation of potential merger and acquisition opportunities.

•In addition to execution against the company’s 2021 corporate goals, the compensation committee considered a number of additional accomplishments. Notably, the company's execution in light of the COVID-19 pandemic was a key consideration, particularly in terms of the expansion of the CDMO business, development of the potential COVID-19 therapeutic product candidates, and adjustments required to internal business operations as a result of the pandemic. In addition, the company completed a highly successful corporate bond offering, further strengthening the company's capital structure.

•The compensation committee also reviewed management’s assessment of its progress against its long-range goals tied to the 2020-2024 strategic plan and factored that assessment into its determination of the corporate factor.

•Finally, the compensation committee also considered whether there were any significant setbacks or unexpected challenges that were not effectively resolved in assessing the corporate factor. The disruption of international travel due to the pandemic resulted in a disruption to the company's travel health business. The compensation committee considered the company’s actions to restructure and reduce costs while maintaining the long-term growth prospects for this portion of the business in its assessment.

Equity Awards. Stock options, RSUs and PSUs serve as the forms of long-term incentive compensation for our named executive officers, except for our executive chairman, who only receives stock options and RSUs. PSUs were included beginning in 2017 to provide a long-term performance-based element to the mix of annual equity grants. All stock option, RSU and PSU grants to named executive officers are approved by the compensation committee.
Equity awards made to named executive officers in early 2021 were determined using a combination of the survey data and peer proxy data, as applicable. The survey and proxy data are used to determine the dollar value of equity grants that we make to the named executive officers. Target equity award values are intended to align with the market median, but actual grants may be positioned above or below based on individual performance.
The following calculations form the basis for the number of stock options, RSUs and PSUs granted to our named executive officers:
•    The actual number of options granted to each named executive officer is equal to 50% of the total desired long-term incentive value divided by 50% of the closing price of our common stock on the New York Stock Exchange (“NYSE”) one day prior to the date of grant.
•    The number of RSUs is equal to 25% (50% in the case of our executive chairman) of the desired long-term incentive value divided by the closing price of our common stock on the NYSE one day prior to the date of grant.
•    For named executive officers, other than our executive chairman, the target number of PSUs is equal to 25% of the desired long-term incentive value divided by the closing price of our common stock on the NYSE one day prior to the date of grant. The actual number of shares issued will depend on the level of performance achieved under the terms of the PSU agreement. For additional discussion of the PSUs, please see the section titled “The equity compensation program should align executive interests with those of stockholders.” Our executive chairman does not receive PSU grants.
We generally make an equity grant in the month following the hire date for new executives and in the month following the date of executive promotions. If circumstances warrant, we also may make equity grants at various other points throughout the year. The compensation committee makes all awards to executive officers, while our chief executive officer, chief financial officer, and executive chairman have been authorized to make awards to eligible employees other than executive officers.
The exercise price of all stock options we grant is equal to the fair market value of our common stock on the date of grant, which we consider to be the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant. Stock options and RSUs vest in three equal annual installments beginning on the day prior to the one-year anniversary of the date of grant and stock options have a seven-year term. The vesting feature of our stock option and RSUs awards is intended to aid in executive retention by providing an incentive to our executives to remain in our employ during the vesting period.
The compensation committee reviews all components of each executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. The compensation committee may consider the value of previously granted equity awards in making future grants, but a significant amount of value represented by previous awards or a significant level of stock ownership will not necessarily cause the committee to forego making, or reduce the amount of, any future award.
With stock options, executives are rewarded if our stock price increases above the exercise price of the stock option. We believe that stock option awards are an effective method of motivating executives to manage our company in a manner that is consistent with the long-term interests of our stockholders. We believe that RSUs are another effective tool for motivating, retaining and incentivizing executives, particularly when used in combination with stock option awards. The stock ownership opportunities afforded by RSUs align motivation of executives with the goals of stockholders even in situations where declines in our stock price diminish the retentive or incentivizing effects of stock options. In addition, we believe that stock options and RSUs are simple for participants to understand and have engaged in training to ensure that these forms of equity-based compensation are familiar to our executives. The compensation committee introduced PSUs to the overall long-term incentive mix for named executive officers other than the executive chairman in 2017 to further align their interests with the long-term interests of our stockholders.

For the 2018 to 2020 performance period, the following table reports the final share issuance to recipients of the 2018 PSU grant. The number of shares issued is based on the company’s Adjusted Net Income as a percentage of GAAP revenue performance, which represented 169% of the target goal.

Grant Recipient	Number of PSUs Originally Granted	Shares Issued Under Award
		Number of Shares Issued (Pre-Tax)	% of PSUs Originally Granted
Robert Kramer	6,563	9,844	150%
Richard Lindahl	4,991	7,486	150%
Adam Havey	5,036	7,554	150%
Atul Saran	5,313	7,969	150%
Below is a listing of the outstanding and unvested PSUs granted in 2019 and 2020, the recipients who received the awards, the performance period covered and the performance measure that will be used to determine whether the associated performance goal has been achieved following the end of each performance period.

Grant Recipients	Date of Award	Performance Period	Performance Measure
Messrs. Kramer, Havey, Lindahl and Saran	February 2019	January 1, 2019 to December 31, 2021	Adjusted Net Income as a percentage of GAAP revenue for the 2021 Fiscal Year.
Messrs. Kramer, Havey, Lindahl and Saran	February 2020	January 1, 2020 to December 31, 2022	Adjusted EBITDA as a percentage of GAAP revenue on a cumulative basis over the Performance Period.
In February 2021, all of the named executive officers were granted PSUs for the 2021 to 2023 performance period, except for Mr. El-Hibri (who does not receive PSUs). Because of the company’s focus on Adjusted EBITDA performance as a key profitability metric for the company’s 2020-2024 strategic plan, in 2020 the compensation committee discontinued the use of Adjusted Net Income as a percentage of GAAP revenue as a performance measure. In its place, the issuance of any shares with respect to the PSUs granted in 2020 and 2021 (covering the 2020-2022 and 2021-2023 performance periods, respectively) will be based on Adjusted EBITDA as a percentage of GAAP revenue and the continued service requirements as previously described.
The compensation committee has reviewed and will continue to monitor market trends with respect to equity incentives and may periodically evaluate the appropriateness of other forms of equity-based compensation.
Benefits. We maintain broad-based benefits that are generally available to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We provide a matching contribution for each 401(k) plan participant of 50% of the participant’s elective deferrals for the year up to 6% of the participant’s eligible compensation, subject to IRS limitations. The matching contribution is fully and immediately vested.
Executive Severance Arrangements. Compensation for our named executive officers includes severance and change of control arrangements, which are reflected in our Second Amended and Restated Senior Management Severance Plan (the “Senior Management Severance Plan”) effective July 16, 2015, which applies broadly to any employee of the company with the title of chief executive officer, president, executive vice president, senior vice president or vice president who has been designated to participate by the Board or, with the authorization of the Board, by the chief executive officer of the company. In addition, our executive chairman remains a participant in the plan subject to the payout and benefit levels described under “— Executive Compensation — Payments Upon Termination or Change of Control.” Our Senior Management Severance Plan provides for payments and benefits as a result of involuntary termination without cause or termination of employment in particular circumstances in connection with a change of control. The compensation committee periodically reviews benchmarking data to evaluate whether the benefits to be received by each executive continue to be competitive compared to our updated Proxy Peer Group. The Senior Management Severance Plan is designed based on our understanding of market practice at comparable companies for similarly situated executives and in a manner that we believe is likely to attract and help retain high quality executive talent. The Senior Management Severance Plan is described in greater detail under “— Executive Compensation — Payments Upon Termination or Change of Control.”
In making its decision to adopt the Senior Management Severance Plan, the compensation committee considered the views of Willis Towers Watson that the program was generally consistent with market practice, as well as information on the potential costs associated with the program. The triggers for benefits are based on the compensation committee’s view of market practice and the compensation committee’s view that some level of income continuation should be provided in the event a named executive officer’s employment is terminated without cause or by the executive with good reason as those terms are defined in the Senior Management Severance Plan. The plan provides for “double-trigger” rather than “single-trigger” equity acceleration upon a change of control because the compensation committee believes that, based on its view of market practice, the vesting of outstanding equity awards should accelerate only if the executive is terminated without cause or leaves for good reason following a change of control. The plan does not provide any payments or benefits in the case of termination by an executive without good reason or in the case of termination for cause.
2020 Compensation Mix
The following pie charts set forth information regarding the actual mix of compensation for 2020 for our executive chairman, chief executive officer and our other named executive officers.
The annual cash bonus in the chart immediately above is based on cash bonuses actually paid for 2020 performance. The target value delivered by long-term equity-based awards in the chart above is calculated based on a modified Black-Scholes model.
Elements of 2021 Executive Compensation Decisions.
The following sections set forth a detailed discussion of specific compensation committee decisions made in the first quarter of 2021 regarding the award of bonuses to our named executive officers for fiscal year 2020 performance, the award of equity grants in February 2021 and the establishment of base salaries and target bonuses for fiscal 2021.
Fuad El-Hibri. Mr. El-Hibri serves as our executive chairman. In this role, Mr. El-Hibri is not eligible for an annual cash bonus. In February 2021, the compensation committee evaluated Mr. El-Hibri’s 2020 performance and referenced the 2021 executive chairman compensation primary factors for the purpose of determining his 2021 base salary and 2021 equity award, consisting of the following:
•    Board leadership and direction, including the annual board retreat and operations of the Board and its committees;
•    Maintenance of critical external relationships, including with Congressional and business leaders;
•    Merger and acquisitions transaction guidance, including involvement in evaluations and due diligence planning; and

•    Support for the executive team, including mentoring and advising the chief executive officer team (senior executives) on strategy, business development, and management culture.
Because maintaining a consistent sample of executive chairman compensation data for similarly sized companies is challenging, as previously noted, the compensation committee continued to focus on internal parity within the executive team when determining appropriate pay recommendations for Mr. El-Hibri. However, a summary of competitive market data for comparable roles was provided for the compensation committee’s reference as well.
Based on its evaluation of Mr. El-Hibri’s 2020 performance and reference to the executive chairman compensation factors, the compensation committee increased Mr. El-Hibri’s base salary from $1,085,677 to $1,135,000, a 4.5% merit increase, and approved an equity award of $2.6 million to Mr. El-Hibri, which was granted on February 24, 2021.
Robert Kramer. Mr. Kramer serves as our president and chief executive officer. In February 2020, the compensation committee referenced a combination of the 2020 Survey Data and peer proxy data in approving a target annual cash bonus percentage for Mr. Kramer of 100% of his base salary. In February 2021, the compensation committee evaluated Mr. Kramer’s performance taking into consideration the following factors, among others:
•Leadership of the Executive Management Team to deliver exemplary overall 2020 corporate performance, including significantly outperforming revenue and earnings targets;
•Successful execution of all six corporate goals and significant progress against long-term goals tied to the company's 2020-2024 strategic plan;
•Leadership of the company overall; and
•High visibility and engagement with all key stakeholders, including customers, employees, shareholders, the media and the Board of Directors (of which he is a member).
Based on its evaluation of corporate performance as indicated by the corporate factor, the compensation committee determined to award Mr. Kramer a cash bonus of $1,225,020 for his contributions to our performance in 2020, which was 140% of his 2020 annual incentive target opportunity.

Based on his performance evaluation and the market data from the 2021 Survey Data and peer proxy data, in February 2021, the compensation committee increased Mr. Kramer’s base salary as president and chief executive officer from $875,014 to $1,000,000 which reflects a 14% combined market and merit increase on an annualized basis; determined to increase his target annual cash bonus percentage to 120% of base salary; and approved an equity award of $5.6 million, which was granted to Mr. Kramer on February 24, 2021. Willis Towers Watson’s recommendations for Mr. Kramer’s salary as chief executive officer reflect its competitive market findings. The following table represents Mr. Kramer’s total direct compensation for 2020 and 2021 as compared to the 2021 Survey Data and peer proxy data and the market median range. The table reports a composite 25th, 50th and 75th percentile based on all three sources by averaging the lowest and highest 25th, 50th and 75th percentile observation amongst the data sources.

Richard Lindahl. Mr. Lindahl serves as our executive vice president, chief financial officer and treasurer, and is our principal financial and accounting officer. In February 2020, the compensation committee referenced a combination of the 2020 Survey Data and peer proxy data in approving a target annual cash bonus percentage for Mr. Lindahl of 60% of base salary. In February 2021, the compensation committee evaluated Mr. Lindahl’s performance taking into consideration the following factors, among others:
•Service as member of the Executive Management Team to deliver exemplary overall 2020 corporate performance, including significantly outperforming revenue and earnings targets;
•Successful execution of all six corporate goals and significant progress against long-term goals tied to the company's 2020-2024 strategic plan; and
•Leadership of Finance and IT organizations.

Based on its evaluation of corporate performance as indicated by the corporate factor, the compensation committee determined to award Mr. Lindahl a cash bonus of $462,012 for his contributions to our performance in 2020, which was 140% of his 2020 annual incentive target opportunity.
Based on the performance evaluation and the market data from the 2021 Survey Data and peer proxy data, in February 2021, the compensation committee increased Mr. Lindahl’s base salary from $550,014 to $575,000, which reflects a 5% merit increase, determined to maintain his target annual cash bonus percentage at 60% of base salary and approved an equity award of $1.5 million to Mr. Lindahl, which was granted on February 24, 2021. The increase in base salary, coupled with the consistent target annual cash bonus percentage to base salary and equity award, resulted in Mr. Lindahl’s total direct compensation remaining within a competitive range around market median aligned with our stated compensation philosophy. The following table represents Mr. Lindahl’s total direct compensation for 2020 and 2021 as compared to the 2021 Survey Data and peer proxy data and the market median range. The table reports a composite 25th, 50th and 75th percentile based on all three sources by averaging the lowest and highest 25th, 50th and 75th percentile observation amongst the data sources.

Adam Havey. Mr. Havey serves as our executive vice president, business operations. In February 2020, the compensation committee referenced a combination of the 2020 Survey Data and peer proxy data in approving a target annual cash bonus percentage for Mr. Havey of 60% of base salary. In February 2021, the compensation committee evaluated Mr. Havey’s performance taking into consideration the following factors, among others:
•Service as member of the Executive Management Team to deliver exemplary overall 2020 corporate performance, including significantly outperforming revenue and earnings targets;
•Successful execution of all six corporate goals and significant progress against long-term goals tied to the company’s 2020-2024 strategic plan; and
•Leadership of three product business units as well as the medical countermeasures, commercial operations, international procurement and quality teams.
Based on its evaluation of corporate performance as indicated by the corporate factor, the compensation committee determined to award Mr. Havey a cash bonus of $445,204 for his contributions to our performance in 2020, which was 140% of his 2020 annual incentive target opportunity.
Based on the performance evaluation and the market data from the 2021 Survey Data and peer proxy data, in February 2021, the compensation committee increased Mr. Havey’s 2021 base salary from $530,005 to $555,000, which reflects a 5% merit increase, determined to maintain his target annual cash bonus percentage to 60% of base salary and approved an equity award of $1.4 million, which was granted on February 24, 2021. The increase in base salary, coupled with the consistent target annual cash bonus percentage to base salary and equity award, resulted in Mr. Havey’s total direct compensation remaining within a competitive range around market median aligned with our stated compensation philosophy. The following table represents Mr. Havey’s total direct compensation for 2020 and 2021 as compared to the 2021 Survey Data and peer proxy data and the market median range. The table reports a composite 25th, 50th and 75th percentile based on all three sources by averaging the lowest and highest 25th, 50th and 75th percentile observation amongst the data sources.

Atul Saran. Mr. Saran serves as our executive vice president, corporate development, general counsel and secretary. In February 2020, the compensation committee referenced a combination of the 2020 Survey Data and peer proxy data in approving a target annual cash bonus percentage for Mr. Saran of 60% of base salary. In February 2021, the compensation committee evaluated Mr. Saran’s performance taking into consideration the following factors, among others:
•Service as member of the Executive Management Team to deliver exemplary overall 2020 corporate performance including significantly outperforming revenue and earnings targets;
•Successful execution of all six corporate goals and significant progress against long-term goals tied to the company's 2020-2024 strategic plan; and
•Leadership of our corporate development, legal, and ethics and compliance teams.
Based on its evaluation of corporate performance as indicated by the corporate factor, the compensation committee determined to award Mr. Saran a cash bonus of $445,204 for his contributions to our performance in 2020, which was 140% of his 2020 annual incentive target opportunity.
Based on the performance evaluation and the market data from the 2021 Survey Data and peer proxy data, in February 2021, the compensation committee increased Mr. Saran’s 2021 base salary from $530,005 to $555,000, which reflects a 5% merit increase, determined to maintain his target annual cash bonus percentage to 60% of base salary and approved an equity award of $1.4 million, which was granted on February 24, 2021. The increase in base salary, coupled with the consistent target annual cash bonus percentage to base salary and equity award, resulted in Mr. Saran’s total direct compensation remaining within a competitive range around market median aligned with our stated compensation philosophy. The following table represents Mr. Saran’s total direct compensation for 2020 and 2021 as compared to the 2021 Survey Data and peer proxy data and the market median range. The table reports a composite 25th, 50th and 75th percentile based on all three sources by averaging the lowest and highest 25th, 50th and 75th percentile observation amongst the data sources.

Stockholder Engagement regarding Executive Compensation
Our Board of Directors and compensation committee recognize the importance of receiving regular input from our stockholders on important issues such as our executive compensation. Accordingly, for the past nine years, our company has provided stockholders with the opportunity to vote on the executive compensation of our named executive officers on an annual basis, a frequency which was approved by the stockholders at our 2011 and 2017 annual meetings.
At our 2020 annual meeting, we conducted our annual non-binding stockholder advisory vote on executive compensation, or “say-on-pay.” Consistent with prior years, our stockholders approved our 2019 executive compensation, with more than 90% of voting stockholders casting their vote in favor of the say-on-pay resolution. Because most of the significant 2020 compensation decisions had already been made at the time of the vote, the committee primarily considered the results of the 2020 say-on-pay vote relating to 2019 executive compensation along with other factors when making executive compensation decisions for 2021. In making executive compensation decisions for 2021, the committee’s main considerations included our stockholders’ support for our executive compensation program and the committee’s satisfaction with the 2020 pay mix and levels. In light of the overwhelmingly positive outcome of the 2020 say-on-pay vote, the committee continued its use of performance-based equity for named executive officers in 2021 in order to continue to align the interests of our executives with the long-term interests of our stockholders. The committee intends to continue to consider our stockholders’ views when making executive compensation decisions in the future.
Other Executive Compensation Practices
Stock Ownership Requirements and Hedging Policies. We continue to believe it is important for directors and executives to have an equity stake in our company to help align their interests with those of our stockholders and periodically review our formal stock ownership requirements for our directors and executive officers. In 2020, we increased these requirements after reviewing the practices of our Proxy Peer Group and other industry best practices. Directors and executive officers must now directly or indirectly hold stock or RSUs in our company with a value equal to the amounts set forth in the table below.

Position	Requirement
Members of the Board of Directors	Five times Board annual retainer fees(1)
Chief Executive Officer	Five times base salary(2)
Other Executive Officers	Two times base salary

(1) Annual retainer fees exclude meeting fees, committee retainers, committee chair retainers and lead independent director retainers.
(2) Only applies once if the chief executive officer is also a member of the Board of Directors.

Covered persons under the policy have until five years after becoming a covered person to satisfy the ownership requirements. Unvested RSUs may also be used to satisfy the stock ownership requirements. Until these ownership requirements are satisfied, covered persons must retain 50% of after-tax shares after vesting of RSUs or exercise of stock options. Our insider trading policy prohibits our directors and executive officers from entering into derivative transactions such as puts, calls, or short sales of our common stock, among many other actions. We provide training and distribute periodic reminders to our directors and executive officers regarding this policy.
Compensation Recovery Policy. We have adopted a compensation recovery policy pursuant to which certain incentive-based compensation can be recouped from a current or former executive if the Board of Directors determines that:
•    Such compensation has been awarded or received by such executive based on financial results that were achieved or operating metrics that were satisfied as a result of fraudulent or illegal conduct;
•    Certain restatements of our financial results are required due to material noncompliance with financial reporting requirements by such executive; or
•    Such executive engaged in intentional misconduct that contributed in any material respect to improper accounting or incorrect financial data resulting in a restatement of our financial results.
Tax and Accounting Considerations. Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change-in-control, and the aggregate amount of such payments and benefits equals or exceeds three times the executive’s base amount (which is generally such executive’s average compensation from us over the five years prior to the change-of-control). The portion of the payments and benefits in excess of one times base amount is treated as excess parachute payments and are subject to a 20% excise tax, in addition to any applicable federal income and employment taxes. Also, our compensation deduction in respect of the executive’s excess parachute payments is disallowed. If we were to undergo a change-of-control, certain amounts received by our executives (for example, certain severance payments and amounts attributable to the accelerated vesting of stock options, RSUs and PSUs) could be excess parachute payments under Sections 280G and 4999 of the Code. As discussed below under “Payments Upon Termination or Change of Control” we do not provide executive officers with tax gross up payments in the event that Sections 280G and 4999 apply to their compensatory payments.

COMPENSATION COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Emergent BioSolutions Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Emergent BioSolutions Inc.
Dr. Sue Bailey Jerome Hauer, Ph.D. General George Joulwan Louis Sullivan, M.D., Chairperson
Compensation Committee Interlocks and Insider Participation
No member of the compensation committee was at any time during 2020, or formerly, an officer or employee of the company or any of our direct or indirect subsidiaries, and no member of the compensation committee had any relationship with us during 2020 requiring disclosure under Item 404 of Regulation S-K.
In addition, none of the members of the compensation committee has or had any relationship with us during fiscal 2020 that requires disclosure in accordance with the applicable rules of the SEC relating to compensation committee interlocks and insider participation.

2020 SUMMARY COMPENSATION TABLE
The following table sets forth information for the fiscal years ended December 31, 2020, 2019 and 2018 regarding the compensation of our chief executive officer, chief financial officer, and our three other most highly compensated executive officers in the fiscal year ended December 31, 2020. We refer to these individuals throughout this proxy statement as our “named executive officers.”

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Fuad El-Hibri	2020	$1,192,202	$1,200,046	$815,051	$—	$6,185	$3,213,484
Executive Chairman of	2019	$1,131,577	$1,099,949	$773,813	$—	$4,723	$3,010,062
the Board of Directors	2018	$1,047,031	$957,456	$957,481	$—	$8,250	$2,970,218
Robert Kramer(6)	2020	$893,860	$2,050,007	$1,392,416	$1,225,020	$8,675	$5,569,978
President and Chief	2019	$678,021	$1,439,958	$1,012,999	$557,108	$5,735	$3,693,821
Executive Officer	2018	$549,047	$649,930	$649,980	$538,807	$8,983	$2,396,747
Richard Lindahl(7)	2020	$549,390	$749,998	$509,425	$462,012	$10,475	$2,281,300
Executive Vice President,	2019	$514,826	$619,984	$436,154	$297,429	$9,104	$1,877,497
Chief Financial Officer and Treasurer	2018	$365,393	$557,438	$351,101	$330,007	$8,514	$1,612,453
Adam Havey	2020	$546,507	$700,047	$475,413	$445,204	$8,357	$2,175,528
Executive Vice President,	2019	$484,120	$619,984	$436,154	$279,579	$25,530	$1,845,367
Business Operations	2018	$480,728	$499,974	$359,784	$310,212	$8,383	$1,659,081
Atul Saran	2020	$528,803	$700,047	$475,413	$445,204	$9,565	$2,159,032
Executive Vice President,	2019	$503,774	$619,984	$436,154	$293,567	$9,500	$1,862,979
Corporate Development,	2018	$488,730	$527,475	$379,572	$293,567	$8,683	$1,698,027
General Counsel and Secretary

(1)    Includes amounts deferred at the direction of the named executive officer to our 401(k) plan over 26 pay periods and amounts paid to such executive officer for accrued and unused paid time off.
(2)    The amounts included in the “Stock Awards” column reflect the grant date fair value of RSU awards and PSU awards granted to the named executive officers in the fiscal years indicated, calculated in accordance with SEC rules. For 2020, compensation included in Stock Awards included the following amounts for PSUs for Mr. Kramer, Mr. Lindahl, Mr. Havey and Mr. Saran, respectively: $1,025,004, $375,030, $350,024, and $350,024,which amounts represent the Company's best estimate for probable outcome at the time of grant. The maximum value that these grants could vest at Mr. Kramer, Mr. Lindahl, Mr. Havey and Mr. Saran, respectively is: $1,537,505, $562,545, 525,036, and $525,036. For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(3)    The amounts in the “Option Awards” column reflect grant date fair value of stock option awards granted to the named executive officers in the fiscal years indicated, calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(4)    The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts earned by the named executive officers under the company’s Annual Bonus Plan for Executive Officers. Please see the “Annual Cash Bonuses” discussion in the “Compensation Discussion and Analysis” section of the proxy statement beginning on page 39. In certain prior years, these amounts were disclosed under the heading “Bonus” but have always represented non-equity incentive plan compensation under the Annual Bonus Plan for Executive Officers.
(5)    For 2020, represents 401(k) plan matching contributions and life insurance premiums. For 2019, this amount also includes the payment of $17,913 to Mr. Havey for unused vacation time, consistent with company policy.

(6)    Mr. Kramer previously held the positions of executive vice president and chief operating officer from March 2018 to March 2019, and executive vice president, administration, chief financial officer and treasurer from September 2012 to March 2018.
(7)    Mr. Lindahl was hired in March 2018. Accordingly, his 2018 base salary represents partial year compensation.
Employment Agreements/Separation Arrangements
During fiscal 2020, none of our named executive officers had an employment agreement with us.
During fiscal 2020, each of our named executive officers was eligible for severance benefits pursuant to the Senior Management Severance Plan for the entire year, as summarized under “— Payments Upon Termination or Change of Control.”
On an annual basis, the compensation committee determines salary increases, cash bonus amounts and equity awards for our named executive officers. In addition, the compensation committee determines target annual cash bonuses as a percentage of each named executive officer’s annual base salary. We do not have any formal or informal policy for the amount of executive salary and bonus in proportion to total compensation.
PAY RATIO DISCLOSURE
In August 2015, the SEC adopted a rule requiring disclosure of the ratio of the chief executive officer’s annual total compensation to the total annual compensation of the median employee.
As permitted by Regulation S-K, for purposes of determining the CEO pay ratio, we (i) annualized Robert Kramer’s fiscal 2020 cash compensation as president and chief executive officer and (ii) excluded the compensation he earned in fiscal 2020 as president and chief operating officer from his total annual compensation for fiscal 2020, resulting in total annual compensation for him, for purposes of determining the CEO Pay Ratio, of $5,569,978.
In determining the median employee, a list of all full-time and part-time employees, exclusive of Mr. Kramer, was prepared based on active employees included in the company’s payroll system as of December 31, 2020. Salaries and wages were annualized for those employees who were not employed for the full year of 2020. Salaries and wages were ranked from lowest to highest, and the compensation (base pay, plus bonus) of the median employee was selected from the list. The total annual compensation of the median employee was then calculated in the same manner as the total compensation disclosed for Mr. Kramer as described above.
The ratio of compensation of our chief executive officer to the median employee’s compensation is as follows:

Annual total compensation of Robert Kramer, Chief Executive Officer	$5,569,978
Annual total compensation of the median employee(1)	$128,545
Ratio of Chief Executive Officer to median employee compensation	43:1

(1)    Annual total compensation of the median employee consisted of base pay, bonus (paid in 2021, but earned in 2020) and 401(k) match (where applicable).

2020 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding each grant of an award made to each named executive officer during the fiscal year ended December 31, 2020, under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Number of Shares of Stock or Units(1)	Number of Securities Underlying Options(2)	Exercise Price of Option Awards ($/sh)(3)	Closing Price of Option Awards on date of Grant ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
Fuad El-Hibri	2/25/2020	—	—	—	19,532	—	$—	$—	$1,200,046
	2/25/2020	—	—	—	—	39,061	$61.44	$59.91	$815,051
Robert Kramer	2/25/2020	8,342	16,683	25,025	—	—	$—	$—	$1,025,003
	2/25/2020	—	—	—	16,683	—	$—	$—	$1,025,003
	2/25/2020	—	—	—	—	66,731	$61.44	$59.91	$1,392,416
Richard Lindahl	2/25/2020	3,052	6,104	9,156	—	—	$—	$—	$375,030
	2/25/2020	—	—	—	6,103	—	$—	$—	$374,968
	2/25/2020	—	—	—	—	24,414	$61.44	$59.91	$509,425
Adam Havey	2/25/2020	2,849	5,697	8,546	—	—	$—	$—	$350,024
	2/25/2020	—	—	—	5,697	—	$—	$—	$350,024
	2/25/2020	—	—	—	—	22,784	$61.44	$59.91	$475,413
Atul Saran	2/25/2020	2,849	5,697	8,546	—	—	$—	$—	$350,024
	2/25/2020	—	—	—	5,697	—	$—	$—	$350,024
	2/25/2020	—	—	—	—	22,784	$61.44	$59.91	$475,413

(1)    Represents shares of common stock underlying an RSU award.
(2)    Represents shares of common stock issuable upon exercise of stock options.
(3)    Represents the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant.
(4)    Represents the closing sales price of our common stock on the NYSE on the date of grant.
(5)    The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of each equity award calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
In 2020, equity awards granted to our named executive officers were granted under the Emergent BioSolutions Inc. Stock Incentive Plan. Each option and RSU grant vests in three equal installments on the day prior to the first, second and third annual anniversaries of the grant date and each option has a term of seven years. All stock options have an exercise price equal to the closing sale price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant. Under the terms of the agreements governing the RSU awards granted to our named executive officers in 2020, each named executive officer is entitled to receive, at the time of the issuance of any shares upon vesting of the applicable RSU award, an amount of cash equal to the aggregate amount of all dividends paid by us between the date of grant and the issuance of such shares, if any. The PSUs granted to named executive officers in fiscal years 2018 and 2019 result in the issuance of a number of shares (and cash equal to the aggregate amount of dividends paid by us between the grant date and the date of issuance of such shares, in each case with respect to the number of shares that vest under the PSUs based on the level of achievement of the performance goals) based on the level of achievement with respect to adjusted net income as a percentage of total GAAP revenue for the 2020 and 2021 fiscal years, respectively. The PSUs granted to named executive officers in fiscal year 2020 result in the issuance of a number of shares (and cash equal to the aggregate amount of dividends paid by us between the grant date and the date of issuance of such shares, in each case with respect to the number of shares that vest under the PSUs based on the level of achievement of the performance goals) based on the level of achievement with respect to Adjusted EBITDA as a percentage of GAAP revenue on a cumulative basis over the three year period ending December 31, 2022. Achievement of the threshold performance objective, target performance objective and maximum performance objective results in a share (and corresponding cash relating to dividends paid by the company between the grant date and the date of issuance of shares) payout of 50%, 100% and 150% of the target number of shares, respectively. Performance below the 50% threshold will result in no payout. For further details regarding our PSU grants, including those made after December 31, 2020, please see “Compensation, Discussion and Analysis — The equity compensation program should align executive interests with those of stockholders.”

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information regarding unexercised stock options, unvested RSUs and unvested PSUs outstanding as of December 31, 2020, for each of the named executive officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Equity Awards
Name	Exercisable	Unexercisable	Option Award Exercise Price	Option Award Expiration Date	Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards	Unvested Performance Stock Unit Awards	Market Value Unvested Performance Stock Unit Awards
Fuad El-Hibri	58,318	—	$30.86	2/28/2023	—	$—	—	$—
	58,747	—	$30.63	2/27/2024	—	$—	—	$—
	25,718	12,859(1)	$49.64	2/26/2025	—	$—	—	$—
	12,006	24,047(2)	$61.01	2/25/2026	—	$—	—	$—
	—	39,061(3)	$61.44	2/24/2027	—	$—	—	$—
	—	—	$—	—	6,429(5)	$576,038(9)	—	$—
	—	—	$—	—	12,019(6)	$1,076,902(9)	—	$—
	—	—	$—	—	19,532(7)	$1,750,067(9)	—	$—
Robert Kramer	19,026	—	$25.62	3/10/2021	—	$—	—	$—
	24,132	—	$26.45	3/9/2022	—	$—	—	$—
	32,397	—	$30.86	2/28/2023	—	$—	—	$—
	32,638	—	$30.63	2/27/2024	—	$—	—	$—
	15,780	7,890(1)	$49.64	2/26/2025	—	$—	—	$—
	1,724	862(4)	$48.33	5/7/2025	—	$—	—	$—
	15,717	31,480(2)	$61.01	2/25/2026	—	$—	—	$—
	—	66,731(3)	$61.44	2/24/2027	—	$—	—	$—
	—	—	$—	—	1,972(5)	$176,691(9)	—	$—
	—	—	$—	—	215(8)	$19,264(9)	—	$—
	—	—	$—	—	7,867(6)	$704,883(9)	—	$—
	—	—	$—	—	16,683(7)	$1,494,797(9)	—	$—
	—	—	$—	—	—	$—	5,917(10)	$530,163(12)
	—	—	$—	—	—	$—	646(10)	$57,882(12)
	—	—	$—	—	—	$—	11,801(11)	$1,057,370(12)
	—	—	$—	—	—	$—	16,683(11)	$1,494,797(12)
Richard Lindahl	13,309	6,654(4)	$48.33	5/7/2025	—	$—	—	$—
	6,767	13,554(2)	$61.01	2/25/2026	—	$—	—	$—
	—	24,414(3)	$61.44	2/24/2027	—	$—	—	$—
	—	—	$—	—	2,181(8)	$195,418(9)	—	$—
	—	—	$—	—	3,387(6)	$303,475(9)	—	$—
	—	—	$—	—	6,103(7)	$546,829(9)	—	$—
	—	—	$—	—	—	$—	4,991(10)	$447,194(12)
	—	—	$—	—	—	$—	5,081(11)	$455,258(12)
	—	—	$—	—	—	$—	6,104(11)	$546,918(12)
Adam Havey	17,134	—	$30.63	2/27/2024	—	$—	—	$—
	13,430	6715(1)	$49.64	2/26/2025	—	$—	—	$—
	6,767	13,554(2)	$61.01	2/25/2026	—	$—	—	$—
	—	22,784(3)	$61.44	2/24/2027	—	$—	—	$—
	—	—	$—	—	1,678(5)	$150,349(9)	—	$—
	—	—	$—	—	3,387(6)	$303,475(9)	—	$—
	—	—	$—	—	5,697(7)	$510,451(9)	—	$—
	—	—	$—	—	—	$—	5,036(10)	$451,226(12)
	—	—	$—	—	—	$—	5,081(11)	$455,258(12)
	—	—	$—	—	—	$—	5,697(11)	$510,451(12)

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Equity Awards
Name	Exercisable	Unexercisable	Option Award Exercise Price	Option Award Expiration Date	Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards	Unvested Performance Stock Unit Awards	Market Value Unvested Performance Stock Unit Awards
Atul Saran	20,083	—	$36.09	8/7/2024	—	$—	—	$—
	14,169	7084(1)	$49.64	2/26/2025	—	$—	—	$—
	6,767	13,554(2)	$61.01	2/25/2026	—	$—	—	$—
	—	22,784(3)	$61.44	2/24/2027	—	$—	—	$—
	—	—	$—	—	1,771(5)	$158,682(9)	—	$—
	—	—	$—	—	3,387(6)	$303,475(9)	—	$—
	—	—	$—	—	5,697(7)	$510,451(9)	—	$—
	—	—	$—	—	—	$—	5,313(10)	$476,045(12)
	—	—	$—	—	—	$—	5,081(11)	$455,258(12)
	—	—	$—	—	—	$—	5,697(11)	$510,451(12)

(1)    The unexercisable portion of this stock option award vested on February 26, 2021.
(2)    Approximately one half of the unvested portion vested on February 26, 2021 and the remainder will vest on February 26, 2022.
(3)    Approximately one third of the unexercisable portion vested on February 24, 2021 and approximately one third of the unexercisable portion will vest on February 24, 2022 and 2023.
(4)    The unexercisable portion of this stock option award will vest on May 7, 2021.
(5)    The unvested portion of this RSU award vested on February 26, 2021.
(6)    Approximately one half of the unvested portion of this RSU award vested on February 26, 2021 and the remainder will vest on February 26, 2022.
(7)    Approximately one third of this RSU award vested on February 25, 2021 and the remainder will vest on February 24, 2022 and 2023.
(8)    The unvested portion of this RSU award will vest on May 8, 2021.
(9)    Represents the closing price of our common stock on December 31, 2020 multiplied by the number of shares underlying the unvested portion of the RSU award as of December 31, 2020.
(10)    This PSU award vested on February 9, 2021 at approximately 150% of the amount awarded.
(11)    The unvested portion of this PSU award will vest upon satisfaction of the underlying performance criteria of adjusted net income as a percentage of revenue.
(12)    Represents the closing price of our common stock on December 31, 2020 multiplied by the number of shares underlying the unvested portion of the PSU award as of December 31, 2020.

2020 Option Exercises and Stock Awards Vested
The following table sets forth information regarding the exercise of stock options and the vesting of RSU awards during the fiscal year ended December 31, 2020, for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vest	Value Realized on Vest(2)
Fuad El-Hibri	202,709	$9,683,189	22,233	$1,317,386
Robert Kramer	—	$—	8,842	$529,849
Adam Havey	37,423	$1,435,683	4,801	$285,500
Atul Saran	—	$—	7,736	$749,834
Richard Lindahl	—	$—	3,875	$274,332

(1)    The amounts in the “Value Realized on Exercise” column are calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price per share of the applicable stock option.
(2)    The amounts in the “Value Realized on Vest” column are calculated based on the closing market price per share of our common stock on the date prior to vest.

PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Senior Management Severance Plan
Our compensation committee adopted the Senior Management Severance Plan for the benefit of employees with the title of executive chair, chief executive officer, president, executive vice president, senior vice president or vice president who have been designated to participate in the Senior Management Severance Plan by our Board or, with the authorization of our Board, by our chief executive officer. Our chief executive officer is authorized to designate the greater of 7% of the total number of our employees or 35 employees to be participants in the Senior Management Severance Plan at any particular time, on the basis of name, title, function or compensation level. Our chief executive officer will at all times be a participant under the Senior Management Severance Plan and shall have no less favorable rights under the Senior Management Severance Plan than any other participant. Each of the named executive officers is currently a participant in the Senior Management Severance Plan.
For-cause terminations. If we terminate a participant’s employment with cause, as defined in the Senior Management Severance Plan, then the participant will not be entitled to receive any compensation, benefits or rights under the Senior Management Severance Plan, and any stock options or other equity participation benefits vested on or prior to the date of the termination, but not yet exercised, will immediately terminate.
Without-cause terminations. If we terminate a participant’s employment without cause, as defined in the Senior Management Severance Plan, the participant will be entitled to:
•    Any unpaid base salary and accrued paid time-off through the date of termination;
•    A pro-rata portion of the participant’s target annual bonus in respect of the year of termination;
•    Any bonus earned but unpaid as of the date of termination for any previously completed year;
•    Reimbursement for any unreimbursed expenses incurred by the participant prior to the date of termination;
•    An amount equal to a specified percentage of the participant’s annual base salary and target bonus, as indicated in the table below;
•    Employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination under our relevant plans, policies and programs; and
•    Continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer.
The following table sets forth the percentage of base salary and the stated period for continued employee benefits to which each of our named executive officers was entitled to receive had we terminated the executive officer’s employment without cause on December 31, 2020.

Benefits for a Termination Without Cause
Name	Percentage of Annual Base Salary and Bonus	Stated Period for Continued Employee Benefits
Fuad El-Hibri	200%	none
Robert Kramer	150%	18 months
Richard Lindahl	125%	15 months
Adam Havey	125%	15 months
Atul Saran	125%	15 months

The following table sets forth the amount of potential payments and value of benefits that each named executive officer would have received if we had terminated the executive officer’s employment without cause on December 31, 2020.

	Termination without Cause
Name	Cash Payments(1)	Value of Benefits(2)	Value of Equity Awards
Fuad El-Hibri	$2,171,354	$—	$—
Robert Kramer	$2,625,043	$39,954	$—
Richard Lindahl	$1,100,028	$42,666	$—
Adam Havey	$1,060,010	$44,595	$—
Atul Saran	$1,060,010	$44,595	$—

(1)    The amounts in this column represent the aggregate amount equal to the applicable specified percentage of the named executive officer’s annual base salary in effect on December 31, 2020, plus 100% of the named executive officer’s target annual bonus for 2020.
(2)    The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans and life insurance program.
Change-of-control terminations. If we terminate a participant’s employment (i) without cause or a participant resigns for good reason, each as defined in the Senior Management Severance Plan, in each case within 18 months following a change of control, as defined in the Senior Management Severance Plan, or (ii) prior to a change of control at the request of a party involved in the change of control, or otherwise in connection with or in anticipation of a change of control, then the participant will be entitled to:
•    A cash lump sum equal to the sum of:
–    Any unpaid base salary and accrued paid time-off through the date of termination,
–    A pro-rata portion of the participant’s target annual bonus in respect of the year of termination,
–    Any bonus earned but unpaid as of the date of termination for any previously completed year,
–    Any unreimbursed expenses incurred by the participant prior to the date of termination, and
–    An amount equal to a specified percentage of the sum of the participant’s base salary and the participant’s target bonus, as indicated in the table below;
•    Employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination of employment under our relevant plans, policies and programs;
•    Any unvested stock options, stock appreciation rights, shares of restricted stock, RSUs and other stock-unit awards held by the participant that are outstanding on the date of termination will become fully vested as of that date. In addition, the period during which any stock options held by the participant that are outstanding on that date may be exercised shall be extended to a date that is the later of the 15th day of the third month following the termination date, or December 31 of the calendar year in which the stock option would otherwise have expired if the exercise period had not been extended, but not beyond the final date the stock option could have been exercised if the participant’s employment had not terminated, in each case based on the term of the option at the original grant date;
•    Continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer;
•    The retention for the maximum period permitted by applicable law of all rights the participant has to indemnification from us immediately prior to the change of control and the continuation throughout the period of any applicable statute of limitations of any director’s and officer’s liability insurance covering the participant immediately prior to the change of control; and

•    The advancement to the participant of all costs and expenses, including attorney’s fees and disbursements, incurred by the participant in connection with any legal proceedings that relate to the termination of employment or the interpretation or enforcement of any provision of the Senior Management Severance Plan, for which the participant will have no obligation to reimburse us if the participant prevails in the proceeding with respect to at least one material issue or the proceeding is settled.
The following table sets forth the percentage of base salary and bonus and the stated period for continued employee benefits to which each of our named executive officers was entitled to receive under the circumstances described above in connection with a change of control on December 31, 2020.
Benefits for a Termination in Connection with a Change in Control

Name	Percentage of Annual Base Salary and Bonus	Stated Period for Continued Employee Benefits
Fuad El-Hibri	200%	none
Robert Kramer	250%	30 months
Richard Lindahl	200%	24 months
Adam Havey	200%	24 months
Atul Saran	200%	24 months

The following table sets forth the amount of potential payments and value of benefits that each named executive officer would have received if we had terminated the executive officer’s employment prior to or in connection with a change of control on December 31, 2020.

	Termination Prior to or in Connection with a Change of Control
Name	Cash Payments(1)	Value of Benefits(2)	Value of Equity Awards(3)
Fuad El-Hibri	$2,171,354	$—	$5,704,315
Robert Kramer	$4,375,072	$66,590	$8,665,864
Richard Lindahl	$1,760,045	$68,265	$3,844,709
Adam Havey	$1,696,016	$71,352	$3,678,647
Atul Saran	$1,696,016	$71,352	$3,726,545

(1)    The amounts in this column represent the aggregate amount equal to the applicable specified percentage of the named executive officer’s annual base salary in effect on December 31, 2020, plus 100% of the named executive officer’s target annual bonus for 2020.
(2)    The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans and life insurance program.
(3)    The amounts in this column reflect the value of accelerated vesting of stock options and RSUs. The value of accelerated vesting of stock options was calculated by multiplying the number of shares subject to accelerated vesting under outstanding stock options by the difference between $89.60, which was the closing market price per share of our common stock on December 31, 2020, and the per share exercise price of the applicable accelerated stock option. The value of accelerated vesting of RSUs was calculated by multiplying the number of shares subject to accelerated vesting under RSU grants by $89.60, which was the closing market price per share of our common stock on December 31, 2020. The value of accelerated vesting of PSUs was calculated by multiplying the number of shares subject to accelerated vesting under PSU grants by $89.60, which was the closing market price per share of our common stock on December 31, 2020, with an associated performance factor of 100%.
General provisions. All payments under the Senior Management Severance Plan will be reduced by any applicable taxes required by applicable law to be paid or withheld by us. If at the time a participant’s employment is terminated, the participant is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), then any payments to the participant that constitute non-qualified deferred compensation within the meaning of Section 409A will be delayed by a period of six months. All such payments that would have been made to the participant during the six-month period will be made in a lump sum on the date that is six months and one day following the date of termination, and all remaining payments will commence in the seventh month following the date of termination. Our Board or any committee thereof designated by our Board is authorized to administer the Senior Management Severance Plan and has authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Senior Management Severance Plan as it deems advisable.
As a condition to payment of any amounts under the Senior Management Severance Plan in connection with a termination without cause, the participant is required:
•    For the same stated period during which we have agreed to provide continued employee benefits to the terminated employee (not to exceed one year), not to:
–    Induce, counsel, advise, solicit or encourage our employees to leave our employ or to accept employment with any other person or entity,
–    Induce, counsel, advise, solicit or encourage any person who we employed within six months prior to that time to accept employment with any person or entity besides us or hire or engage that person as an independent contractor,
–    Solicit, interfere with or endeavor to cause any of our customers, clients or business partners to cease or reduce its relationship with us or induce any such customer, client or business partner to breach any agreement that such customer, client or business partner may have with us, and
–    Engage in or have a financial interest in any business competing with us within any state, region or locality in which we are then doing business or marketing products;
•    Upon reasonable notice and at our expense, to cooperate fully with any reasonable request that may be made by us in connection with any investigation, litigation or other similar activity to which we are or may be a party or may otherwise be involved and for which the participant may have relevant information; and
•    To sign and deliver a suitable waiver and release under which the participant will release and discharge us from and on account of any and all claims that relate to or arise out of our employment relationship.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 31, 2020, regarding securities authorized for issuance under our equity compensation plans, consisting of the Emergent BioSolutions Inc. Stock Incentive Plan and the 2012 Employee Stock Purchase Plan. Both of our equity compensation plans were adopted with the approval of our stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))c(1)(2)
Equity compensation plans approved by stockholders (details below)			4,185,809
Stock options	1,317,377	$49.07
Restricted stock units	958,926	$N/A	—
Performance based restricted stock units	115,914	$N/A	—
Total	2,392,217		4,185,809
The total “Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans” includes 3,580,435 and 605,374 respectively, of equity available for issuance under the Emergent BioSolutions Inc. Stock Incentive Plan and our Employee Stock Purchase Plan. In addition to being available for future issuance upon exercise of stock options and vesting of RSU awards that have been or may be granted after December 31, 2020, the Emergent BioSolutions Inc. Stock Incentive Plan provides for the issuance of stock appreciation rights, restricted stock awards, PSU awards and other stock-based awards.

TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures for Related Person Transactions
Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, when the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:
•    The related person’s interest in the related person transaction;
•    The approximate dollar value of the amount involved in the related person transaction;
•    The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•    Whether the transaction was undertaken in the ordinary course of our business;
•    Whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•    The purpose of, and the potential benefits to us of, the transaction; and
•    Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is consistent with our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:
•    Interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and
•    A transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.
All of the transactions described below followed the foregoing policies and procedures, and there were no related person transactions in 2020 with respect to which these policies and procedures were not followed.
Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. Our form of indemnification agreement, and our certificate of incorporation and by-laws, require us to indemnify and advance expenses to these persons to the full extent permitted by Delaware law. We also intend to enter into an indemnification agreement with each of our future directors and executive officers.
Relationships with Fuad El-Hibri
Mr. El-Hibri is our founder, executive chairman and also owns or controls greater than 5% of our outstanding common stock. We have entered into the following transactions in which Mr. El-Hibri has a direct or indirect interest, in each case as indicated below.
Registration Rights
In September 2006, we granted registration rights with respect to shares of our common stock to certain of our principal stockholders. The following table sets forth the number of shares of our common stock subject to these registration rights that are held by our 5% stockholders and their affiliates as of March 25, 2021, each of which are controlled by Mr. El-Hibri.

Name	Number of Shares of Common Stock
Intervac, L.L.C.	2,140,463
BioVac, L.L.C.	1,524,155
Demand registration rights. Subject to specified limitations, holders of these registration rights may require that we register all or part of our common stock subject to the registration rights for sale under the Securities Act of 1933. These holders may demand registration of our common stock so long as the aggregate offering price to the public of the shares requested to be registered is at least $25,000,000. We are required to effect only one demand registration, subject to specified exceptions.
Incidental registration rights. If we propose to register any of our common stock under the Securities Act of 1933, subject to specified exceptions, either for our own account or for the account of other security holders, holders of registration rights are entitled to notice of the registration and to include shares of common stock that are subject to the registration rights in the registered offering. In August 2018, we filed an automatic shelf registration statement, which immediately became effective under SEC rules. For so long as we continue to satisfy the requirements to be deemed a “well-known seasoned issuer” under SEC rules, this shelf registration statement, effective until August 2021, would provide for a secondary offering of these shares from time to time.
Limitations and expenses. With specified exceptions, the right to include shares in a registration is subject to the right of underwriters for the offering to limit the number of shares included in the offering. We are required to pay one-half of all fees, costs and expenses of any demand registration, other than underwriting discounts and commissions.
Relationships with Seamus Mulligan
Mr. Mulligan is a former director of the company who did not stand for re-election at the 2020 annual meeting. He is also the former CEO and founder of Adapt Pharma, which we acquired in October 2018, and as such is party to several transactions with us. Mr. Mulligan previously received cash and 48,572 shares of our common stock in connection with our acquisition of Adapt Pharma on October 15, 2018 (the “Acquisition”). In addition, Mr. Mulligan and his family own Nerano Pharma Ltd., which received cash and 545,590 shares of the company’s common stock in connection with the Acquisition. In

January 2020, Mr. Mulligan and Nerano Pharma Ltd. received cash consideration in relation to funds released from escrow in the aggregate amount of approximately $38,800,000 under the Adapt Pharma acquisition agreement. In February 2021, Mr. Mulligan and Nerano Pharma received additional cash consideration in the aggregate amount of approximately $15,850,000 from the payout on the partial fulfillment of the second milestone payment under the Adapt Pharma acquisition agreement.

In addition to the Acquisition-related consideration, Mr. Mulligan owns a property located at 45 Fitzwilliam Square, Dublin 2, Ireland, which was previously leased to Adapt Pharma. That lease was terminated in August 2019. Mr. Mulligan received a reimbursement of expenses in the amount of approximately $535 under the lease in 2020.

PROPOSAL 4 — APPROVAL OF AMENDMENT OF OUR STOCK INCENTIVE PLAN

The Board of Directors believes that our continued growth and profitability depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. We believe that our stock-based compensation programs are central to this objective. We anticipate that the shares currently available under our existing stock-based compensation plans will be insufficient to meet our projected hiring needs as well as our current growth strategy over the next two to three years.

On March 18, 2021, upon the recommendation of the compensation committee and subject to stockholder approval, the Board of Directors adopted an amended and restated version of the Emergent BioSolutions Inc. Stock Incentive Plan (the “Amended Plan”). The Amended Plan includes the following material changes to the Emergent BioSolutions Inc. Stock Incentive Plan, which:

•Increases the number of shares of our common stock available for issuance under the Emergent BioSolutions Inc. Stock Incentive Plan by 3,500,000 shares, subject to adjustment in the event of stock splits and other similar events; and
•Removes and deletes references to Section 162(m) of the Internal Revenue Code of 1986, as amended, and certain related terms and conditions as a result of changes made to Section 162(m) as part of tax reform legislation enacted in 2017.

We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. Therefore, we consider approval of the Amended Plan vital to our future success. As described above, the Amended Plan increases the number of shares of common stock available for issuance under the Emergent BioSolutions Inc. Stock Incentive Plan by 3,500,000 shares. In the first quarter of 2021, we performed a dilution analysis against our proxy peer group described above in “Compensation Discussion and Analysis” in the year that our peers sought approval from their stockholders for a new stock plan or additional shares under an existing stock incentive plan. We analyzed the number of stock incentive awards outstanding, the shares remaining available for grant under existing plans, and the additional shares being requested under the amended plan. We took into consideration our conservative use of equity over the past three years (a 3.31% average burn rate over 3 years) relative to ISS’s broader biotechnology, pharmaceutical and life sciences industry benchmark (a 7.91% average burn rate over 3 years). In addition, we considered our December 31, 2020 aggregate overhang of 3,368,084 shares, which was comprised of: 2,391,712 stock options (with a weighted average exercise price of $49.07 and weighted average remaining term of 5.0 years and 976,372 full-value awards).

Incremental dilution to our stockholders from the additional 3,500,000 shares proposed to be added to the plan was also considered. This new share reserve is expected to have a duration of approximately 5.3 years for making new grants of awards, and overall dilution of approximately 18.5%, aligning us with the 68th percentile of our peer group in terms of dilution. The additional share reserve will provide us with flexibility to maintain our regular equity grant practices for an expanded workforce through a combination of organic growth and the potential for continued expansion through mergers and acquisitions.

Highlights of the Amended Plan
•No liberal share recycling. Shares of common stock delivered to satisfy the exercise price of stock options or to satisfy the tax withholding obligations with respect to options and stock appreciation rights (“SARs”) will not increase the number of shares available for the future grant of awards under the plan; the aggregate number of shares of common stock with respect to which a SAR is exercised will be counted against the number of shares available for the future grant of awards under the plan, regardless of number of shares actually issued upon exercise; and shares purchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.
•Fungible Share Counting. Full value awards (including awards of restricted stock, restricted stock units, other stock unit awards, and performance awards) will deplete the applicable share reserve by 2.3 shares for each share of stock subject to such award.
•No Repricing of Awards. The direct or indirect repricing of stock options or SARs is prohibited without stockholder approval.
•No Discounted Options or SARs. All options and SARs must have an exercise or measurement price not less than the fair market value of the underlying common stock on the date of grant.

•Limit Applicable to Non-Employee Directors. In any calendar year, the sum of cash compensation paid to any non-employee director for service as a director and the value of awards under the Amended Plan made to such non-employee director (calculated based on the grant date fair value of such Awards for financial reporting purposes) may not exceed $1,000,000.
•Independent Committee Administers Awards to Non-Employee Directors. Awards granted to non-employee directors are granted and administered by a committee of the Board of Directors, all of the members of which are independent directors as defined by Section 303A.02 of the NYSE Listed Company Manual.
•“Double Trigger” Vesting of Awards in Connection with a Change in Control. Awards will not automatically vest solely as a result of a change in control.
•No Dividends on Unvested Awards. All dividends, including ordinary cash dividends, paid with respect to shares of restricted stock will be paid to the participant only if and when such shares vest and any dividend equivalents provided with respect to restricted stock unit awards, other stock-unit awards and performance awards are subject to the same restrictions on transfer and forfeitability as the awards with respect to which they are paid.
•Minimum Vest Provisions. Subject to certain limited exceptions, the Amended Plan provides that awards granted after May 19, 2016 are subject to minimum vesting requirements.

Description of the Amended Plan
This summary is qualified in its entirety by reference to the Amended Plan, a blacklined copy of which is attached to this proxy statement as Appendix A. You can request a copy of the Amended Plan by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. A copy of the Amended Plan, which is attached to the electronic copy of this proxy statement filed with the SEC, also may be accessed from the SEC’s home page (www.sec.gov).

Types of Awards

The Amended Plan provides for the grant of “incentive stock options” intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder, which we refer to as the Code, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, other stock unit awards and performance awards, collectively referred to as Awards.

Any shares of common stock made subject to Awards of incentive stock options, nonstatutory stock options or stock appreciation rights will be counted against the maximum aggregate number of shares of common stock available for issuance under the Amended Plan as one share of common stock for every one share of common stock granted. Any shares of common stock made subject to Awards of restricted stock, restricted stock units, other stock unit awards or performance awards will be counted against the maximum aggregate number of shares of common stock available for issuance under the Amended Plan as (1) one share of common stock for every one share of common stock granted if such Award was granted prior to May 21, 2009, (2) 1.5 shares of common stock for every one share of common stock granted if such Award was granted on or after May 21, 2009 but prior to May 17, 2012, (3) 1.86 shares of common stock for every one share of common stock granted if such Award was granted on or after May 17, 2012 but prior to May 22, 2014, and (4) 2.3 shares of common stock for every one share of common stock granted if such Award was granted on or after May 22, 2014.

Any shares of common stock made subject to Awards of incentive stock options, nonstatutory stock options or stock appreciation rights that are returned to the Amended Plan will be returned as one share of common stock for every one share of common stock granted. Any shares of common stock made subject to Awards of restricted stock, restricted stock units, other stock unit awards or performance awards that were returned to the Amended Plan prior to May 22, 2014 were returned as (1) one share of common stock for every one share of common stock granted prior to May 21, 2009, (2) 1.5 shares of common stock for every one share of common stock granted on or subsequent to May 21, 2009 and prior to May 17, 2012 and (3) 1.86 shares of common stock for every one share of common stock granted on or subsequent to May 17, 2012 and prior to May 22, 2014. Beginning on May 22, 2014, any shares of common stock subject to Awards of restricted stock, restricted stock units, other stock unit awards or performance awards that are returned to the Amended Plan will be returned as 2.3 shares of common stock for every one share of common subject to the Award, regardless of when the Award was granted.

Stock Options. Stock options entitle recipients to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price that is no less than 100% of the fair market value of the common stock on the date of grant. Only employees may be granted incentive stock options. Options granted prior to March 6, 2012 may not be granted for a term in excess of ten years. Options granted on or after March 6, 2012 may not be granted for a term in excess of seven years. The Amended Plan permits the following forms of payment of the exercise price of options: (i) payment by cash or check, (ii) subject to certain conditions, payment in connection with a “cashless exercise” through a broker, (iii) subject to certain conditions, surrender to us of shares of common stock, (iv) delivery to us of a promissory note or any other lawful consideration, or (v) any combination of these forms of payment.

Stock Appreciation Rights. Stock appreciation rights entitle recipients to receive the appreciation in the value of the common stock as of the exercise date over the value of the common stock on the date of grant of the stock appreciation right. Stock appreciation rights will be settled by the delivery of shares of common stock. Stock appreciation rights may be issued in tandem with options or as stand-alone rights. The base amount specified on the date of grant to calculate appreciation will be no less than 100% of the fair market value of a share of common stock on the date of grant. The maximum term of any stock appreciation right granted prior to March 6, 2012 will be no more than ten years from the date of grant, and of any stock appreciation right granted on or after March 6, 2012 will be no more than seven years from the date of the grant.

Restricted Stock and Restricted Stock Unit Awards. Restricted stock Awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. Alternatively, instead of issuing common stock that is subject to repurchase, the Board of Directors may grant Awards known as restricted stock units that entitle recipients to receive unrestricted shares of common stock to be delivered at the time such shares of common stock vest.

Other Stock Unit Awards. Under the Amended Plan, the Board of Directors has the right to grant other Awards of shares of common stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, shares of common stock or other property having such terms and conditions as the Board of Directors may determine, including the grant of shares and/or cash based upon certain conditions such as performance-based conditions.

Vesting. Awards granted after May 19, 2016 to participants other than non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the first anniversary of the date of grant; (ii) as to more than one-third of the Award prior to the second anniversary of the date of grant; and (iii) as to more than two-thirds of the Award prior to the third anniversary of the date of grant. Awards granted after May 19, 2016 to non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant; (ii) as to more than one-third of the Award prior to the earlier of the second anniversary of the date of grant and the date of the second annual meeting held after the date of grant; and (iii) as to more than two-thirds of the Award prior to the earlier of the third anniversary of the date of grant and the date of the third annual meeting held after the date of grant. Awards granted after May 19, 2016 that do not vest solely based on the passage of time (excluding performance awards) shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant and date of the first annual meeting held after the date of grant).

Notwithstanding any other provision of the Amended Plan (other than with respect to certain performance awards), the Board of Directors or a committee of the Board of Directors may, either at the time an Award is made or at any time thereafter, accelerate and allow to become vested or waive any right to repurchase shares of common stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to the Award, in whole or in part, in the event of the death or disability of the participant. The foregoing minimum vesting requirements shall not apply to Awards, in the aggregate, for up to 5% of the authorized number of shares available for issuance under the Amended Plan. For the avoidance of doubt, all shares of common stock underlying Awards granted under the Amended Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provisions.

Repricing. Unless such action is approved by our stockholders or is pursuant to an adjustment to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization: (1) no outstanding option or stock appreciation right granted under the Amended Plan may be amended to provide an exercise or base price per share that is lower than the then-current exercise or base price per share of the option or stock appreciation right, (2) the Board of

Directors may not cancel any outstanding option or stock appreciation right (whether or not granted under the Amended Plan) and grant in substitution therefor new Awards under the Amended Plan covering the same or a different number of shares of common stock and having an exercise or base price per share lower than the then-current exercise or base price per share of the cancelled option or stock appreciation right, (3) the Board of Directors may not cancel in exchange for a cash payment any outstanding option or stock appreciation right with an exercise or base price per share above the then-current fair market value of the common stock, and (4) the Board of Directors may not take any other action under the Amended Plan that constitutes a “repricing” under the rules of the NYSE.

Performance Awards. Restricted stock Awards, restricted stock unit Awards and other stock unit Awards granted under the Amended Plan may be made subject to the achievement of performance goals and may be paid in shares of common stock or cash. The performance criteria for each such Award may be based on one or more of the following measures, determined in accordance with Generally Accepted Accounting Principles (GAAP) or on a non-GAAP basis: earnings or profitability measures, including but not limited to revenue (gross, operating or net), revenue growth, income (gross, operating, net or adjusted), earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings growth, profit margins or contributions, and expense levels or ratios; return measures, including but not limited to return on investment, assets, equity, capital (total or invested); cash flow measures, including but not limited to operating cash flow, cash flow sufficient to achieve financial ratios or a specified cash balance, free cash flow, cash flow return on capital, net cash provided by operating activities, cash flow per share, and working capital or adjusted working capital; stock price and equity measures, including but not limited to return on stockholders’ equity, total stockholder return, stock price, stock price appreciation, market capitalization, earnings per share (basic or diluted) (before or after taxes), and price-to-earnings ratio; and strategic metrics, including but not limited to acquisitions or divestitures, collaborations, licensing or joint ventures, product research and development, clinical trials, regulatory filings or approvals, patent application or issuance, manufacturing or process development, sales or net sales, sales growth, market share, market penetration, inventory control, growth in assets, key hires, business expansion, achievement of milestones under a third-party agreement, financing, resolution of significant litigation, legal compliance or risk reduction, improvement of financial ratings, or achievement of balance sheet or income statement objectives.

Such performance measures may be adjusted to exclude any one or more of extraordinary items, gains or losses on the dispositions of discontinued operations, the cumulative effects of changes in accounting principles, the impairment or write-down of any asset or assets, charges for restructuring and rationalization programs, or other extraordinary or non-recurring items, as specified by the Board of Directors when establishing the performance measures. Such performance measures may vary by participant and may be different for different Awards, may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Board of Directors.

Under the Amended Plan, the Board of Directors may make Awards that will vest solely upon the achievement of specified performance criteria. Any such Awards may be based on the performance criteria described above or other performance measures, may be subject to the adjustments described above or other adjustments, and may be set at the time, in each case, as the Board of Directors may determine. The Board of Directors may adjust the cash or number of shares payable pursuant to an Award and the Board may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or disability of the participant or a change in control of the company. The Board of Directors has the power to impose such other restrictions on performance awards as it may deem necessary or appropriate.

Eligibility to Receive Awards

Our employees, officers, directors, consultants and advisors are eligible to be granted Awards under the Amended Plan. The maximum number of shares of common stock with respect to which Awards may be granted to any participant under the Amended Plan is 1,000,000 per calendar year. Awards made under the Amended Plan that are subject to the achievement of performance goals pursuant to the Amended Plan can provide for cash payments of up to $2,000,000 per calendar year per individual. In addition, the Amended Plan provides that in any calendar year, the sum of cash compensation paid to any non-employee director for service as a director and the value of Awards under the Amended Plan made to such non-employee director (calculated based on the grant date fair value of such Awards for financial reporting purposes) may not exceed $1,000,000.

Plan Benefits

As of March 18, 2021, approximately 769 employees are eligible to receive Awards under the Amended Plan, including eight executive officers. Eight non-employee directors are also eligible to receive Awards under the Amended Plan. The granting of Awards under the Amended Plan is discretionary, and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group. On March 18, 2021, the closing price of our common stock on the NYSE was $88.29.

Administration

The Amended Plan is administered by our board of directors. Our Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended Plan and to interpret the provisions of the Amended Plan. Pursuant to the terms of the Amended Plan, the Board of Directors may delegate authority under the Amended Plan to one or more committees or subcommittees of the Board of Directors. The Board of Directors has authorized our compensation committee to administer certain aspects of the Amended Plan, including the granting of options to executive officers. Awards granted to non-employee directors are granted and administered by a committee of the Board of Directors, all of the members of which are independent directors as defined by Section 303A.02 of the NYSE Listed Company Manual.

The Board of Directors also may delegate authority under the Amended Plan to our officers, each of whom has the power to make Awards to all of our employees, except to executive officers. The Board of Directors has authorized our chief executive officer and executive chairman to grant stock options under our Amended Plan. Neither the chief executive officer nor the executive chairman is authorized to grant options to himself, to any other director or executive officer, to any other officer or other person whose compensation is determined by the compensation committee or to any person who the Board of Directors or the compensation committee may from time to time designate in writing. Our Board of Directors has fixed the terms of the Awards to be granted by such officers, including the exercise price of such Awards and the maximum number of shares subject to Awards that such officers may make, as well as the period in which Awards may be granted.

Subject to any applicable limitations contained in the Amended Plan, our Board of Directors, our compensation committee, or any other committee to whom our Board of Directors delegates authority, as the case may be, selects the recipients of Awards and determines the number of shares of common stock covered by options and the dates upon which such options become exercisable, the exercise price of options (which may not be less than 100% of the fair market value of the common stock), the duration of options (which may not exceed seven years in the case of options granted on or after March 6, 2012) and the number of shares of common stock subject to any stock appreciation right, restricted stock, restricted stock units or other stock unit awards and the terms and conditions of such Awards, including conditions for exercise, repurchase, issue price and repurchase price.

If any Award expires, is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, is settled in cash or results in shares not being issued, the unused shares of common stock covered by such Award will again be available for grant under the Amended Plan. Shares of common stock delivered to us by a participant to satisfy tax withholding obligations with respect to restricted stock, restricted stock units, and other stock unit awards (including shares retained from the Award creating the tax obligation) will again be available for grant under the Amended Plan. However, shares of common stock delivered to us by a participant to purchase shares of common stock upon exercise of an option or stock appreciate right or to satisfy tax withholding obligations with respect to an option or stock appreciation right (including shares retained from the Award creating the tax obligation) will not again be available for grant under the Amended Plan. With respect to SARs settled in shares of common stock upon exercise, the aggregate number of shares of common stock with respect to which the SAR is exercised, rather than the number of shares of common stock actually issued upon exercise, shall be counted against the number of shares of common stock available for Awards under the Amended Plan. In no event will shares of common stock repurchased by us on the open market using the proceeds from the exercise of an Award increase the number of shares available for future grant of Awards under the Amended Plan.

Adjustments for Changes in Common Stock and Certain Other Events

Our Board of Directors is required to make appropriate adjustments in connection with the Amended Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. If a merger or other reorganization event occurs, our Board of Directors will provide that all of our outstanding options are to be assumed or substituted by the successor corporation. If the merger or reorganization event also constitutes a change in control event, as defined under the Amended Plan, except to the extent set forth in the option award agreement or any other agreement between the option holder and us, the assumed or substituted options will become immediately exercisable in full if on or prior to the first anniversary of the reorganization event an option holder’s employment with us or our succeeding corporation is terminated by the option holder for good reason or is terminated by us or the succeeding corporation without cause, each as defined in the Amended Plan, or the option holder’s service on our Board of Directors is terminated. In the event the succeeding corporation does not agree to assume, or substitute for, outstanding options, or in the event of our liquidation or dissolution, then our Board of Directors will provide that all unexercised options will become exercisable in full prior to the completion of the merger or other reorganization event and that these options will terminate immediately prior to the completion of the merger or other reorganization event if not previously exercised. Our Board of Directors may also provide for a cash out of the value of any outstanding options. In addition, upon the occurrence of a change in control event that does not also constitute a reorganization event under the Amended Plan, except to the extent set forth in the option award agreement or any other agreement between the option holder and us, each option will continue to vest according to its original vesting schedule, except that an option will become immediately exercisable in full if on or prior to the first anniversary of the change in control event an option holder’s employment with us or our succeeding corporation is terminated by the option holder for good reason or is terminated by us or our succeeding corporation without cause.

If a merger or other reorganization event occurs, our repurchase and other rights under outstanding restricted stock and restricted stock unit Awards will apply to the cash, securities or other property which our common stock is converted into or exchanged for pursuant to such merger or other reorganization event in the same manner and to the same extent as such repurchase and other rights applied to our common stock under such Awards. If a merger or other reorganization event occurs that also constitutes a change of control event, unless provided to the contrary in the instrument evidencing a restricted stock or restricted stock unit Award or any other agreement between the Award holder and us, a restricted stock or restricted stock unit Award will continue to vest according to its original vesting schedule except that the Award will become immediately vested in full if, on or prior to the first anniversary of the change in control event, the holder’s employment with us or our succeeding corporation is terminated for good reason by the holder or is terminated by us or the succeeding corporation without cause, each as defined in the Amended Plan.

Our Board of Directors may specify the effect of a merger or other reorganization event or change in control event on any stock appreciation right or other stock unit Award at the time of grant.

Amendment or Termination

Our Board of Directors generally may amend, modify or terminate any outstanding Award, including substituting another Award therefor, provided that we must obtain the holder’s consent unless our Board of Directors determines that such action, taking into account any related action, would not materially and adversely affect the holder (other than to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization or in connection with certain mergers or other reorganization events). In addition, we may not amend the minimum vesting schedule (described above) applicable to an Award, without stockholder approval, as more fully described above, we cannot amend any outstanding option or stock appreciation right to provide an exercise or base price per share that is lower than the then-current exercise or base price per share of the option or stock appreciation right (other than to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization).

In addition, our Board of Directors may amend, suspend or terminate the Amended Plan or any portion thereof at any time, except that, to the extent determined by our Board of Directors, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained and stockholder approval will be required for any amendment to the Amended Plan that (i) materially increases the number of shares of common stock available for issuance under the Amended Plan (other than an increase to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization) or (ii) materially expands the class of service providers eligible to participate in the Amended Plan. No Award may be granted under the Amended Plan after May 23, 2028, but Awards previously granted may extend beyond that date.

If stockholders do not approve the Amended Plan, the Amended Plan will not go into effect. In such event, our Board of Directors will consider whether to adopt alternative arrangements based on its assessment of our needs.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the Amended Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A regarding nonstatutory deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be compensation income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise it will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of stock appreciation rights equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock appreciation right was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely election under Section 83(b) is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have compensation income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise it will be short-term.

Other Stock Unit Awards. The tax consequences associated with any other stock unit Awards granted under the Amended Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.

Tax Consequences to Us. There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Vote Required and Board Recommendation

Approval of Proposal 4 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions are considered votes cast and, therefore, will have the effect of a vote against the matter. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote on this proposal for your shares to be counted on this proposal. Broker non-votes will not be considered votes cast on the matter and, therefore, will not affect the outcome of the vote on such matter.

The Board of Directors recommends a vote “FOR” the amendment of the Emergent BioSolutions Inc. Stock Incentive Plan.

ADDITIONAL MATTERS
Other Matters
Our Board has no knowledge of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.
Requests for Copies of Annual Report
We will provide without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including financial statements and schedules, to each of our stockholders of record on March 25, 2021, and to each beneficial owner of common stock on that date, upon receipt of a written request for the Form 10-K mailed to our offices, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, MD 20879, Attention: Investor Relations, telephone: (240) 631-3200, email: investorrelations@ebsi.com. In the event that exhibits to the Form 10-K are requested, a fee will be charged for reproduction of the exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to such ownership. Our filings with the SEC are available without charge on our website at www.emergentbiosolutions.com as soon as reasonably practicable after they are filed.
Stockholder Proposals for the 2022 Annual Meeting
Any stockholder who intends to present a proposal at the company’s 2022 annual meeting, and who wishes to have the proposal included in the company’s proxy statement for that meeting (the “2022 Proxy Statement”), must deliver the proposal to the company’s Corporate Secretary no later than December 10, 2021. Any proposal received after this date will be considered untimely and may be excluded from the 2022 Proxy Statement. A proposal must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.
A stockholder may present a proposal that is a proper subject for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures set forth in the company’s by-laws. The by-laws require that a stockholder who intends to present a proposal at an annual meeting of stockholders submit the proposal to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary of the date of the previous year’s annual meeting. To be eligible for consideration at the 2022 annual meeting, such a proposal and any nominations for director must be received by the Corporate Secretary between January 20, 2022, and February 19, 2022. This advance notice period is intended to allow stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. Any such proposal received after this date may be considered untimely and may be excluded.
All submissions to, or requests from, the Corporate Secretary should be made to Emergent BioSolutions Inc., Attention: Corporate Secretary, 400 Professional Drive, Suite 400, Gaithersburg, MD 20879.

Sincerely,

Fuad El-Hibri Executive Chairman of the Board of Directors
Gaithersburg, Maryland
April 9, 2021
OUR BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE
VIRTUAL ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED
TO VOTE YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU
MAY REVOKE YOUR PROXY AND VOTE VIRTUALLY AT THE MEETING.

Appendix A

EMERGENT BIOSOLUTIONS INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN

1.	Purpose
The purpose of this Amended and Restated Stock Incentive Plan (the ~~"~~“Plan~~"~~”) of Emergent BioSolutions Inc., a Delaware corporation (the ~~"~~“Company~~"~~”), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. The Plan amends and restates the 2006 Stock Incentive Plan ~~(the "Original Plan")~~ that was originally adopted by the board of directors of the Company (the ~~"~~“Board~~"~~”) on October 25, 2006 and approved by the stockholders on October 27, 2006, was amended by the Board on March 31, 2009 and approved by the stockholders on May 21, 2009, was amended by the Board on March 6, 2012 and approved by the stockholders on May 17, 2012, was amended by the Board on March 20, 2014 and approved by the stockholders on May 22, 2014, was amended by the Board on March 24, 2016 and approved by our stockholders on May 19, 2016, ~~and~~ was amended by the Board on March 22, 2018 and approved by our stockholders on May 24, 2018, and was amended by the Board on March 18, 2021 and approved by our stockholders on May 20, 2021. Except where the context otherwise requires, the term ~~"~~“Company~~"~~” shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the ~~"~~“Code~~"~~”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

2.	Eligibility
All of the Company's employees, officers, directors, consultants and advisors to the Company (as such terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the ~~"~~“Securities Act~~"~~”), or any successor form) are eligible to receive options, stock appreciation rights, restricted stock, restricted stock units and other stock-unit awards (each, an ~~"~~“Award~~"~~”) under the Plan. Each person who receives an Award under the Plan is deemed a ~~"~~“Participant~~"~~.”

3.	Administration and Delegation
(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.
(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a ~~"~~“Committee~~"~~”). All references in the Plan to the ~~"~~“Board~~"~~” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.
(c) Delegation to Officers. Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any ~~"~~“executive officer~~"~~” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the ~~"~~“Exchange Act~~"~~”)) or to any ~~"~~“officer~~"~~” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d) Awards to Non-Employee Directors. Awards made to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual.

4.	Stock Available for Awards.
(a) Maximum Number of Shares. An aggregate of ~~3,000,000~~3,500,000 shares of common stock, $0.001 par value per share, of the Company (the "Common Stock") shall be added to the ~~18,928,826~~21,928,826 shares ~~authorized for issuance~~issuable or transferable under the Plan as of March ~~21~~17, ~~2018~~2021 for a total of ~~21,928,826~~25,428,826 shares.
If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), is settled in cash, or results in any shares of Common Stock not being issued, the unused shares of Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Options and Stock Appreciation Rights (including shares retained from the Option or Stock Appreciation Right creating the tax obligation) shall not be added back to the number of shares available for future grant of Awards (for the avoidance of doubt, shares of Common Stock delivered to the Company by a Participant to satisfy tax withholding obligations with respect to Restricted Stock, Restricted Stock Units and Other Stock Unit Awards (including shares retained from the Restricted Stock, Restricted Stock Unit or Other Stock Unit Award creating the tax obligation) shall be added back to the number of shares available for future grant of Awards). However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. Notwithstanding anything to the contrary herein, with respect to Stock Appreciation Rights settled in shares of Common Stock upon exercise, the aggregate number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised, rather than the number of shares of Common Stock actually issued upon exercise, shall be counted against the number of shares of Common Stock available for Awards under the Plan. In no event shall shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award increase the number of shares available for future grant of Awards.
(b) Computing the Total Number of Shares of Common Stock Available Under the Plan. For purposes of computing the maximum aggregate number of shares of Common Stock available for issuance under the Plan, the following rules shall apply:
(i) Any shares of Common Stock made subject to Awards of Options or Stock Appreciation Rights shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as one (1) share of Common Stock for every one (1) share of Common Stock granted.
(ii) Any shares of Common Stock made subject to Awards of Options or Stock Appreciation Rights which shares are returned to the Plan pursuant to Section 4(a) shall be returned as one (1) share of Common Stock for every one (1) share of Common Stock granted.
(iii) Any shares of Common Stock made subject to a Full-Value Award (as defined below): (A) granted prior to May 21, 2009, shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as one (1) share of Common Stock for every one (1) share of Common Stock granted; (B) granted on or after May 21, 2009 but prior to May 17, 2012, shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as 1.5 shares of Common Stock for every one (1) share of Common Stock granted; (C) granted on or after May 17, 2012 but prior to May 22, 2014, shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as 1.86 shares of Common Stock for every one (1) share of Common Stock granted; and (D) granted on or after May 22, 2014, shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as 2.3 shares of Common Stock for every one (1) share of Common Stock granted. A ~~"~~“Full-Value Award~~"~~” is an Award of Restricted Stock, a Restricted Stock Unit Award, an Other Stock Unit Award or a Performance Award (as defined below).
(iv) Any shares of Common Stock made subject to a Full-Value Award which shares are returned to the Plan pursuant to Section 4(a): (A) shall be returned as one (1) share of Common Stock for every one (1) share of Common Stock granted prior to May 21, 2009; (B) shall be returned as 1.5 shares of Common Stock for every one (1) share of Common Stock granted on or subsequent to May 21, 2009 and prior to May 17, 2012; (C) shall be returned as 1.86 shares of Common Stock for every one (1) share of Common Stock granted on or subsequent to May 17, 2012 and prior to May 22, 2014. Beginning on May 22, 2014, any shares of Common Stock subject to a Full-Value Award that are returned to the Plan will be returned as 2.3 shares of Common Stock for every one (1) share of Common Stock subject to such Award, regardless of when the Award was granted.
(c) Sublimits.
(i) Per Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. ~~The per Participant limit described in this Section 4(c) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder ("Section 162(m)").~~ For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the sublimit set forth in this section.
(ii) Limit Applicable to Non-Employee Directors. In any calendar year, the sum of cash compensation paid to any non-employee director for service as a director and the value of Awards under the Plan made to such non-employee director (calculated based on the grant date fair value of such Awards for financial reporting purposes) shall not exceed $1,000,000.
(d) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock unit awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options
(a) General. The Board may grant options to purchase Common Stock (each, an ~~"~~“Option~~"~~”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a ~~"~~“Nonstatutory Stock Option~~"~~”.
(b) Incentive Stock Options. An Option that the Board intends to be an ~~"~~“incentive stock option~~"~~” as defined in Section 422 of the Code (an ~~"~~“Incentive Stock Option~~"~~”) shall only be granted to employees of Emergent BioSolutions Inc., any of Emergent BioSolutions Inc.'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.
(c) Exercise Price. The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value (as defined below) on the date the Option is granted.
(d) Duration and Vesting of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement subject to the limitations of the Plan; provided, however, that no Option granted before March 6, 2012 will be granted for a term in excess of 10 years and no Option granted on or after March 6, 2012 will be granted for a term in excess of 7 years. Options granted to Participants other than non-employee directors that vest solely based on the passage of time shall not vest (i) prior to the first anniversary of the date of grant; (ii) as to more than one-third of the Award prior to the second anniversary of the date of grant; and (iii) as to more than two-thirds of the Award prior to the third anniversary of the date of grant. Options to non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant; (ii) as to more than one-third of the Award prior to the earlier of the second anniversary of the date of grant and the date of the second annual meeting held after the date of grant; and (iii) as to more than two-thirds of the Award prior to the earlier of the third anniversary of the date of grant and the date of the third annual meeting held after the date of grant. Notwithstanding the foregoing, the Board or the Committee, either at the time the Option is granted or at any time thereafter, may allow an Option to accelerate and become vested, in whole or in part, prior to the vesting date specified above, in the event of the death or disability of the Participant. Options that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant). The foregoing minimum vesting requirements shall not apply to Awards granted, in the aggregate, for up to 5% of the authorized number of shares specified in Section 4(a). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provision set forth in this section. The six foregoing sentences shall apply to Options granted on or after May 19, 2016.
(e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Subject to Section 10(e), shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable.
(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(i) in cash or by check, payable to the order of the Company;
(ii) except as otherwise provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding; (iii) to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (~~"~~“Fair Market Value~~"~~”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;
(iv) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or
(v) by any combination of the above permitted forms of payment.
(g) Limitation on Repricing. Unless such action is approved by the Company's stockholders or is pursuant to Section 9 of the Plan: (i) outstanding Options granted under the Plan may not be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (ii) the Board may also not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (iii) the Board may not cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value or (iv) the Board may not take any other action under the Plan that constitutes a ~~"~~“repricing~~"~~” under the rules of the New York Stock Exchange (~~"~~“NYSE~~"~~”).

6.	Stock Appreciation Rights
(a) General. A Stock Appreciation Right, or SAR, is an Award entitling the holder, upon exercise, to receive an amount of Common Stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.
(b) Grants. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.
(i) Tandem Awards. When Stock Appreciation Rights are expressly granted in tandem with Options, (i) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable

(except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (iv) the Stock Appreciation Right will be transferable only with the related Option. No tandem SAR may have a base amount that is less than 100% of the fair market value of a share of Common Stock on the date of grant. No tandem SAR granted prior to March 6, 2012 may have a term of more than ten (10) years from the date of grant and no tandem SAR granted on or after March 6, 2012 may have a term of more than seven (7) years from the date of grant.
(ii) Independent SARs. A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award; provided, however, that the base amount specified on the date of grant to calculate appreciation shall be no less than 100% of the fair market value of a share of Common Stock on the date of grant and the maximum term of any Stock Appreciation Right shall (i) with respect to Stock Appreciation Rights granted prior to March 6, 2012, be no more than ten (10) years from the date of grant and (ii) with respect to Stock Appreciation Rights granted on or after March 6, 2012 be no more than seven (7) years from the date of grant.
(c) Exercise. Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.
(d) Vesting. Stock Appreciation Rights granted to Participants other than non-employee directors that vest solely based on the passage of time shall not vest (i) prior to the first anniversary of the date of grant; (ii) as to more than one-third of the Award prior to the second anniversary of the date of grant; and (iii) as to more than two-thirds of the Award prior to the third anniversary of the date of grant. Stock Appreciation Rights granted to non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant; (ii) as to more than one-third of the Award prior to the earlier of the second anniversary of the date of grant and the date of the second annual meeting held after the date of grant; and (iii) as to more than two-thirds of the Award prior to the earlier of the third anniversary of the date of grant and the date of the third annual meeting held after the date of grant. Notwithstanding the foregoing, the Board or the Committee, either at the time the Stock Appreciation Right is granted or at any time thereafter, may allow an Stock Appreciation Right to accelerate and become vested, in whole or in part, prior to the vesting date specified above, in the event of the death or disability of the Participant. Stock Appreciation Rights that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant). The foregoing minimum vesting requirements shall not apply to Awards granted, in the aggregate, for up to 5% of the authorized number of shares specified in Section 4(a). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provision set forth in this section. The six foregoing sentences shall only apply to Stock Appreciation Rights granted on or after May 19, 2016.
(e) Limitation on Repricing. Unless such action is approved by the Company's stockholders or is pursuant to Section 9 of the Plan: (i) outstanding Stock Appreciation Rights granted under the Plan may not be amended to provide a base price per share that is lower than the then-current base price per share of such outstanding Stock Appreciation Right, (ii) the Board may also not cancel any outstanding stock appreciation right (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having a base price per share lower than the then-current base price per share of the cancelled stock appreciation right, (iii) the Board may not cancel in exchange for a cash payment any outstanding Stock Appreciation Right with a base price per share above the then-current Fair Market Value or (iv) the Board may not take any other action under the Plan that constitutes a ~~"~~“repricing~~"~~” under the rules of the NYSE.

7.	Restricted Stock; Restricted Stock Units
(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (~~"~~“Restricted Stock~~"~~”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest (~~"~~“Restricted Stock Units~~"~~”) (Restricted Stock and Restricted Stock Units are each referred to herein as a ~~"~~“Restricted Stock Award~~"~~”).

(b) Terms and Conditions for all Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, provided that for Restricted Stock Awards granted on or after May 19, 2016, the following minimum vesting provisions shall apply. Restricted Stock Awards granted to Participants other than non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the first anniversary of the date of grant; (ii) as to more than one-third of the Award prior to the second anniversary of the date of grant; and (iii) as to more than two-thirds of the Award prior to the third anniversary of the date of grant. Restricted Stock Awards granted to non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant; (ii) as to more than one-third of the Award prior to the earlier of the second anniversary of the date of grant and the date of the second annual meeting held after the date of grant; and (iii) as to more than two-thirds of the Award prior to the earlier of the third anniversary of the date of grant and the date of the third annual meeting held after the date of grant. Restricted Stock Awards that do not vest solely based on the passage of time (excluding Performance Awards granted pursuant to Section 10(i)) shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant and date of the first annual meeting held after the date of grant).
Notwithstanding any other provision of the Plan (other than Section 10(i), if applicable), the Board or Committee may, either at the time a Restricted Stock Award is made or at any time thereafter, waive any right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to the Restricted Stock Award, in whole or in part, in the event of the death or disability of the Participant. The foregoing minimum vesting requirements shall not apply to Awards granted, in the aggregate, for up to 5% of the authorized number of shares specified in Section 4(a). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provisions set forth in this section.
(c) Additional Provisions Relating to Restricted Stock
(i) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (~~"~~“Unvested Dividends~~"~~”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the shares of Restricted Stock.
(ii) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the ~~"~~“Designated Beneficiary~~"~~”). In the absence of an effective designation by a Participant, ~~"~~“Designated Beneficiary~~"~~” shall mean the Participant's estate.
(d) Additional Provisions Relating to Restricted Stock Units
(i) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company such number of shares of Common Stock or an amount of cash equal to the Fair Market Value of such number of shares of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.
(ii) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(iii) Dividend Equivalents. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (~~“~~"Dividend Equivalents”). Dividend Equivalents may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

8.	Other Stock-Unit Awards
Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (~~"~~“Other Stock Unit Awards~~"~~”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock Unit Award, including any purchase price applicable thereto, provided that for Other Stock Unit Awards granted on or after May 19, 2016 the following minimum vesting provisions shall apply.
Other Stock Unit Awards granted to Participants other than non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the first anniversary of the date of grant; (ii) as to more than one-third of the Award prior to the second anniversary of the date of grant; and (iii) as to more than two-thirds of the Award prior to the third anniversary of the date of grant. Other Stock Unit Awards granted to non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant; (ii) as to more than one-third of the Award prior to the earlier of the second anniversary of the date of grant and the date of the second annual meeting held after the date of grant; and (iii) as to more than two-thirds of the Award prior to the earlier of the third anniversary of the date of grant and the date of the third annual meeting held after the date of grant. Other Stock Unit Awards that do not vest solely based on the passage of time (excluding Performance Awards granted pursuant to Section 10(i)) shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant and date of the first annual meeting held after the date of grant).
Notwithstanding any other provision of the Plan (other than Section 10(i), if applicable), the Board or Committee may, either at the time a Stock Unit Award is made or at any time thereafter, waive any right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to the Stock Unit Award, in whole or in part, in the event of the death or disability of the Participant. The foregoing minimum vesting requirements shall not apply to Awards granted, in the aggregate, for up to 5% of the authorized number of shares specified in Section 4(a)(1). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provisions set forth in this section.

9.	Adjustments for Changes in Common Stock and Certain Other Events
(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the limits set forth in Section 4(c), (iii) the share- and per-share provisions and the exercise price of each SAR, (iv) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, and (v) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to any outstanding Options are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then optionees who exercise such Options between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization and Change in Control Events
(i) Definitions
(A) A ~~"~~“Reorganization Event~~"~~” shall mean:
(1) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled;
(2) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction; or
(3) any liquidation or dissolution of the Company.
(B) A ~~"~~“Change in Control Event~~"~~” shall mean:
(1) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a ~~"~~“Person~~"~~”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d 3 promulgated under the Exchange Act) 50% or more of either (x) the aggregate number of shares of Common Stock then-outstanding (the ~~"~~“Outstanding Company Common Stock~~"~~”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the ~~"~~“Outstanding Company Voting Securities~~"~~”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (3) of this definition; or
(2) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term ~~"~~“Continuing Director~~"~~” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (3) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a ~~"~~“Business Combination~~"~~”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the ~~"~~“Acquiring Corporation~~"~~”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(3) the liquidation or dissolution of the Company.
(C) ~~"~~“Good Reason~~"~~” shall mean any significant diminution in the Participant's title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event or Change in Control Event.

(D) ~~"~~“Cause~~"~~” shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company, (ii) willful misconduct by the Participant which affects the business reputation of the Company, (iii) material breach by the Participant of any employment, consulting, confidentiality, non-competition or non-solicitation agreement with the Company, (iv) conviction or plea of nolo contendere (no contest) by the Participant to a felony, or (v) commission by the Participant of any act involving fraud, theft or dishonesty with respect to the Company's business or affairs. The Participant shall be considered to have been discharged for ~~"~~“Cause~~"~~” if the Company determines, within 30 days after the Participant's resignation, that discharge for Cause was warranted.
(ii) Effect on Options
(A) Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company such assumed or substituted options shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the Participant's employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation or the Participant's service on the Board is terminated. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.
Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, some or all of such Options, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide with respect to any Options that are not to be assumed by an acquiring or succeeding corporation that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the ~~"~~“Acquisition Price~~"~~”), then the Board may instead provide that all such outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options and any applicable tax withholdings.
(B) Change in Control Event that is not a Reorganization Event. Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, then outstanding Options shall continue to become vested in accordance with the original vesting schedule set forth in such Option, provided, however, that each such Option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant's employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.
(iii) Effect on Restricted Stock Awards

(A) Reorganization Event that is not a Change in Control Event. Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.
(B) Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, each then outstanding Restricted Stock Award shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Restricted Stock Award, provided, however, that each such Restricted Stock Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant's employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.
(iv) Effect on Stock Appreciation Rights and Other Stock Unit Awards
The Board may specify in an Award at the time of the grant the effect of a Reorganization Event and Change in Control Event on any SAR and Other Stock Unit Award.

10.	General Provisions Applicable to Awards
(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant, except as may be otherwise provided in an Award agreement; provided, however, that the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, domestic partner, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Registration Statement on Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act ; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such authorized transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award; and, provided, further, that no option intended to be an incentive stock option shall be transferable unless the Board shall otherwise permit. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.
(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.
(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.
(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.
(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a Fair Market Value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by (or in a manner approved by) the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
(f) Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(e) with respect to repricings, Sections 5(d), 6(d), 7(b), 8 and ~~8~~10(i) with respect to minimum vesting of ~~Awards, Section 10(i) with respect to Performance~~ Awards or Section 11(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 9 hereof; provided further, notwithstanding anything to the contrary herein, the Board shall have no authority to amend, modify or terminate any outstanding Award that has the same effect of actions expressly prohibited by Section 5(g) and requires approval by the Company's stockholders.
(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
(h) Acceleration. Except as provided in Sections 5(d), 6(d), 7(b), 8 and 10(i), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.
(i) Performance Awards
(i) Grants. Restricted Stock Awards and Other Stock Unit Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (~~"~~“Performance Awards~~"~~,” each a “Performance Award”), subject to the limit in Section 4(c) on shares covered by such grants. Performance Awards can also provide for cash payments of up to $2,000,000 per calendar year per individual. Performance Awards shall not vest prior to the first anniversary of the date of grant. If Dividends or Dividend Equivalents are granted in connection with a Performance Award, such Dividend or Dividend Equivalent shall be paid only if the performance goal or goals associated with such Performance Award are satisfied.
~~(ii) Committee. Grants of Performance Awards to any Covered Employee intended to qualify as "performance-based compensation" under Section 162(m) ("Performance-Based Compensation") shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as "performance-based compensation" under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. "Covered Employee" shall mean any person who is a "covered employee" under Section 162(m)(3) of the Code.~~
~~(iii~~
(ii) Performance Measures. For any ~~Award that is intended to qualify as~~ Performance~~-Based Compensation~~ Award, the ~~Committee shall~~Board may specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more ~~objective~~ performance measures established by the ~~Committee~~Board, which ~~shall~~may be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined in accordance with Generally Accepted Accounting Principles (~~"~~“GAAP~~"~~”) or on a non-GAAP basis:

(A) Earnings or Profitability Measures, including but not limited to: (i) revenue (gross, operating or net); (ii) revenue growth; (iii) income (gross, operating, net or adjusted); (iv) earnings before interest and taxes (~~"~~“EBIT~~"~~”); (v) earnings before interest, taxes, depreciation and amortization (~~"~~“EBITDA~~"~~”); (vi) earnings growth, (vii) profit margins or contributions; and (viii) expense levels or ratios;
(B) Return Measures, including, but not limited to: return on (i) investment; (ii) assets; (iii) equity; or (iv) capital (total or invested);
(C) Cash Flow Measures, including but not limited to: (i) operating cash flow; (ii) cash flow sufficient to achieve financial ratios or a specified cash balance; (iii) free cash flow; (iv) cash flow return on capital; (v) net cash provided by operating activities; (vi) cash flow per share; and (vii) working capital or adjusted working capital;
(D) Stock Price and Equity Measures, including, but not limited to: (i) return on stockholders' equity; (ii) total stockholder return; (iii) stock price; (iv) stock price appreciation; (v) market capitalization; (vi) earnings per share (basic or diluted) (before or after taxes); and (vii) price-to-earnings ratio;
(E) Strategic Metrics, including, but not limited to: (i) acquisitions or divestitures; (ii) collaborations, licensing or joint ventures; (iii) product research and development; (iv) clinical trials; (v) regulatory filings or approvals; (vi) patent application or issuance; (vii) manufacturing or process development; (viii) sales or net sales; (ix) sales growth, (x) market share; (xi) market penetration; (xii) inventory control; (xiii) growth in assets; (xiv) key hires; (xv) business expansion; (xvi) achievement of milestones under a third-party agreement; (xvii) financing; (xviii) resolution of significant litigation; (xix) legal compliance or risk reduction; (xx) improvement of financial ratings; or (xxi) achievement of balance sheet or income statement objectives,
(F) In each case such performance measures may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the impairment or writedown of any asset or assets, (v) charges for restructuring and rationalization programs or (vi) other extraordinary or non-recurring items~~, as specified by the Committee when establishing the performance measures~~. Such performance measures: (i) may vary by Participant and may be different for different Awards~~;~~, (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and (iii) may cover such period as may be specified by the ~~Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as~~Board. Performance~~-Based Compensation~~ Awards may be based on these or such other performance measures, may be subject to these or other adjustments, and may be set at the time, in each case, as the Board may determine.
(~~iv~~iii) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award ~~that is intended to qualify as Performance-Based Compensation~~, the ~~Committee~~Board may adjust ~~downwards, but not upwards,~~ the cash or number of Shares payable pursuant to such Award, and the ~~Committee~~Board may ~~not~~, at any time, waive the achievement of the applicable performance measures ~~except~~, including in the case of the death or disability of the Participant or a change in control of the Company.
(~~v~~iv) Other. The ~~Committee~~Board shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate ~~to ensure that such Awards satisfy all requirements for Performance-Based Compensation~~.

11.	Miscellaneous
(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.
(c) Effective Date and Term of Plan. The Plan shall become effective immediately prior to the closing of the Company's initial public offering. No Awards shall be granted prior to (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders. The Plan shall expire on May 23, 2028.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained; provided further, that stockholder approval shall be required for any amendment to the Plan that (i) materially increases the number of shares of Common Stock available for issuance under the Plan (other than an increase to reflect an adjustment described in Section 9) or (ii) materially expands the class of service providers eligible to participate in the Plan.
(e) Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board's discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.
(f) Provisions for Foreign Participants. The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
(g) Compliance with Code Section 409A. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes ~~"~~“nonqualified deferred compensation~~"~~” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of ~~"~~“separation from service~~"~~” (as determined under Section 409A of the Code) (the ~~"~~“New Payment Date~~"~~”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.
The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.
(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.
Approved by the Board of Directors of Emergent
BioSolutions Inc. on March ~~22~~18, ~~2018~~2021, subject to stockholder approval.

EMERGENT BIOSOLUTIONS INC.
400 PROFESSIONAL DRIVE, SUITE 400
GAITHERSBURG, MD 20879

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During The Meeting - Go to www.virtualshareholdermeeting.com/EBS2021

You may attend the virtual meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE -1-800-690-6903 (toll free within the US and Canada) Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D45167-P51103	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED	DETACH AND RETURN THIS PORTION ONLY

EMERGENT BIOSOLUTIONS INC

The Board of Directors recommends a vote "FOR" the election of all Class III director nominees

1.	To elect three Class III directors to hold office for a term expiring at our 2024 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified

	Nominees Class III:		For	Against	Abstain	The Board of Directors recommends a "FOR" Proposals 2, 3, 4.		For	Against	Abstain

	1a.	Jerome Hauer, Ph.D.				2.	To ratify the appointment by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021

	1b.	Robert Kramer

	1c.	Marvin White				3.	Advisory vote to approve executive compensation

						4.	To approve an amendment to our stock incentive plan.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature (PLEASE SIGN WITHIN BOX)		Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF EMERGENT BIOSOLUTIONS INC.
MAY 20, 2021

Dear Stockholder:

Please take note of the important information accompanying this proxy card. There are matters related to the operation of Emergent BioSolutions Inc. that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote the shares.

Please vote these shares using one of the methods described on the reverse side of this proxy card. Thank you in advance for your prompt consideration of these matters.

Sincerely,

Board of Directors of Emergent BioSolutions Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of the Meeting, Annual Report on Form 10-K, Proxy Statement and Proxy Card are available at http://materials.proxyvote.com/29089Q

D45168-P51103

EMERGENT BIOSOLUTIONS INC.
400 PROFESSIONAL DRIVE, SUITE 400
GAITHERSBURG, MD 20879

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

The undersigned, having received the Notice of Meeting and Proxy Statement and revoking all prior proxies, hereby appoints Robert Kramer, Richard Lindahl and Atul Saran, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Emergent BioSolutions Inc. (the "Company") held of record by the undersigned as of March 25, 2021, at the 2021 Annual Meeting of Stockholders of the Company, a virtual meeting conducted via live audio webcast on Thursday, May 20, 2021 at 9:00 a.m. Eastern Time, and at any adjournment or postponement thereof, and, in their discretion, on any matters properly presented for a vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL CLASS III DIRECTOR NOMINEES AND "FOR" PROPOSALS 2, 3 AND 4.

(Continued and to be signed on the reverse side)